Exhibit 10.18

PURCHASE AND SALE AGREEMENT

by and between

TRILOGY RESOURCES, LLC, as “Seller”

and

SYNERGY RESOURCES CORPORATION, as “Buyer”

dated September 16, 2013, but effective July 1, 2013 at 12:01 a.m.

TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE		2

1.1	Purchase and Sale	2
1.2	The Assets	2
1.3	Retained Assets	4
1.4	Effective Date	5
1.5	1031 Exchange	5

ARTICLE 2. PURCHASE PRICE		6

2.1	Purchase Price	6
2.2	Deposit	6
2.3	Allocation of Purchase Price	6
2.4	RESERVED	7
2.5	Adjustments to Purchase Price	7
2.6	Valuation, Conditions, Restrictions and Representations Regarding Common Stock included in Purchase Price	9

ARTICLE 3. BUYER’S INSPECTION		11

3.1	Access to the Records	11
3.2	Disclaimer	11
3.3	Grant of Access to Buyer	11
3.4	Buyer’s Agents	12
3.5	Buyer’s Due Diligence Activities	12
3.6	Disclosure of Environmental Defect or Adverse Condition by Buyer	12

ARTICLE 4. TITLE MATTERS		12

4.1	Definitions	12
4.2	Purchase Price Adjustments for Title Defects	15

4.3	Title Defect Adjustments	16
4.4	Title Defect Disputes	17
4.5	Interest Additions	17
4.6	Casualty Loss	18
4.7	Preference Rights and Consents to Assign	18
4.8	Exclusive Remedy	20

ARTICLE 5. ENVIRONMENTAL MATTERS		20

5.1	Definitions	20
5.2	Environmental Liabilities and Obligations	22
5.3	Seller’s Right to Cure	23
5.4	Notice of Environmental Defects	23
5.5	Defect Adjustments	23
5.6	Environmental Defect Disputes	25
5.7	Environmental Reports	25
5.8	Exclusive Remedy	25

ARTICLE 6. SELLER’S REPRESENTATIONS AND WARRANTIES		25

6.1	Company Representations and Warranties	25
6.2	Authorization and Enforceability	26
6.3	Liability for Brokers’ Fees	26
6.4	No Bankruptcy	26
6.5	Litigation	26
6.6	Judgments	26
6.7	Compliance with Law	27
6.8	Material Agreements	27
6.9	Property Expenses	27
6.10	Records	27
6.11	Leases	27
6.12	Licenses and Permits	28
6.13	Hydrocarbon Sales Contracts	28
6.14	Environmental Matters	28
6.15	Imbalance Volumes	29
6.16	Well Status	30
6.17	Taxes	30
6.18	Proposed Operations or Expenditures	30
6.19	Royalties and Revenue Payments	30
6.20	Consents	30
6.21	Preferential Rights	30
6.22	Production Taxes	30
6.23	No AMI or Farmout Obligations	30
6.24	Accredited Investor; Investment Intent	31
6.25	Trilogy’s Delivery at Closing of Title to MRPC’s Interest in Assets	31
6.26	Termination of Wells Fargo Interests	31

ARTICLE 6A. SELLER’S INITIAL DISCLOSURES		31

6A.1	Initial Disclosures	31
6A.2	Termination of Agreement	32

ARTICLE 7. BUYER’S REPRESENTATIONS AND WARRANTIES		32

7.1	Corporate Representations and Warranties	32
7.2	Authorization and Enforceability	32
7.3	Liability for Brokers’ Fees	33
7.4	Litigation	33
7.5	Undisclosed Liabilities	33
7.6	Financial Capability	33
7.7	Buyers’ Evaluation	33
7.8	Additional Representations and Warranties	34

ARTICLE 8. COVENANTS AND AGREEMENTS		34

8.1	Covenants and Agreements of Seller	34
8.2	Covenants and Agreements of Buyer	35
8.3	Covenants and Agreements of the Parties	35

ARTICLE 9. TAX MATTERS		37

9.1	Apportionment of Tax Liability	37
9.2	Calculation of Tax Liability	38
9.3	Tax Reports and Returns	38
9.4	Sales Taxes	38

ARTICLE 10.A. CONDITIONS PRECEDENT TO CLOSING		38

10.A.1	Seller’s Conditions Precedent	38
10.A.2	Buyer’s Conditions Precedent	39

ARTICLE 10.B. BUYER’S CONDITION PRECEDENT TO CLOSING BASED ON SELLER’S ACCOUNTING		40

10.B.1	Recital	40
10.B.2	Financial Information and Records of Seller	40
10.B.3	Special Conditions to Closing	40

ARTICLE 11. RIGHT OF TERMINATION AND ABANDONMENT		41

11.1	Termination	41
11.2	Liabilities Upon Termination	41
11.3	Option to Extend the Outside Closing Date	42

ARTICLE 12. CLOSING		42

12.1	Date of Closing	42
12.2	Place of Closing	42
12.3	Closing Obligations	42

ARTICLE 13. POST-CLOSING OBLIGATIONS		43

13.1	Post-Closing Adjustments	43

ARTICLE 14. ASSUMPTION AND RETENTION OF OBLIGATIONS BY PARTIES; INDEMNIFICATION; DISPUTE RESOLUTION		44

14.1	Buyer’s Assumption of Liabilities and Obligations	44
14.2	Seller’s Retention of Liabilities and Obligations	45
14.3	Invoices for Property Expenses Received After the Settlement Date	45
14.4	Indemnification	45
14.5	Procedure	46
14.6	Dispute Resolution	47
14.7	No Insurance. Waiver of Subrogation Rights	48
14.8	Reservation as to Non-Parties	48

ARTICLE 15. MISCELLANEOUS		48

15.1	Expenses	48
15.2	Notices	48
15.3	Amendments/Waiver	50
15.4	Assignment	50
15.5	Announcements	50
15.6	Counterparts/Fax or pdf Signatures	50
15.7	Governing Law: Jurisdiction	50
15.8	Entire Agreement	51
15.9	Knowledge	51
15.10	Binding Effect	51
15.11	Limitation on Damages	51
15.12	No Third-Party Beneficiaries	51
15.13	Condition Precedent	51
15.14	Exhibits and Schedules	51
15.15	References, Titles and Construction	51
15.16	Further Assurances	52

SCHEDULE AND EXHIBIT LIST

SCHEDULE 2.6.E	Authorized Capital
SCHEDULE 6.5	Litigation

SCHEDULE 6.13	Hydrocarbon Sales Contracts
SCHEDULE 6.15	Imbalances and Inventory
SCHEDULE 6.18	Obligatory Operations or Expenditures
SCHEDULE 7.4	Buyer’s Litigation
SCHEDULE 7.5	Buyer’s Liabilities
SCHEDULE 8.1.B	Compulsory Proposed Operations

EXHIBIT A -	Leases and Lands
EXHIBIT B -	Wells
EXHIBIT B-l	Allocated Value Schedule
EXHIBIT C -	Material Agreements
EXHIBIT D -	Preference Rights and Required Consents
EXHIBIT E -	Assignment, Bill of Sale and Conveyance
EXHIBIT F-	Form of Affidavit of Non-Foreign Status
EXHIBIT G-	Form of Buyer’s Officer Certificate
EXHIBIT H-	Form of Seller’s Officer Certificate
EXHIBIT I-	Synergy Common Stock IOU
EXHIBIT J-	Notice of Release, Termination and Extinguishment of Farmout Agreement
EXHIBIT K-	Escrow Agreement

SCHEDULE OF DEFINED TERMS

Term
10-Q	2.6.E
1031 Assets	1.5
75% NRI	4.1.A
AAA	14.6
Agreement	Preamble
Allocated Value	2.3
Arbitrator	14.6
Asset	2.3
Assets	1.2
Assignment	12.3.A
Assumed Liabilities	14.1
Audited Financial Statements	10B.2
Buyer	Preamble
Buyer’s Environmental Liabilities	5.2.B
Cash Consideration	2.1
Casualty Loss	4.6
CERCLA	6.14(B)
Claim	14.5.B
Claim Notice	14.5.A

v

Closing	12.1
Closing Amount	12.3.C
Closing Date	12.1
Code	1.5
Consents Exclusion Adjustment	4.7.A.5
COPAS	2.5.B
Costs	6A.1
Cure Period	4.3.F
Data	1.2.I
Defensible Title	4.1.A
Deposit	2.2
Disputed Asset	4.4
Disputes	14.6
Effective Date	Recitals
Effective Time	Preamble
Environmental Condition	5.1
Environmental Cure Period	5.5.F
Environmental Defect	5.1
Environmental Defect Adjustment	5.5.D
Environmental Defect Date	5.4
Environmental Defect Deductible	5.5.G
Environmental Defect Notice	5.1
Environmental Defect Value	5.1
Environmental Law	5.1
Equipment	1.2.C
Escrow Agent	2.2
Escrow Agreement	2.2
Excluded Wells	1.3.J
Farmout	Recitals
Final Purchase Price	13.1.A
Final Settlement Date	13.1.A
Final Settlement Statement	13.1.A
Financial Statement Notice	10.B.3
Governmental Entity	5.1
Hazardous Materials	5.1
Hydrocarbons	1.2.A
Imbalance Volumes	6.15.A
Indemnification Deductible	14.4.A
Indemnified Party	14.5.A
Indemnifying Party	14.5.A
Individual Environmental Defect Threshold	5.1
Individual Title Defect Threshold.	4.1.C
Information	8.3.A
Initial Disclosures	6A.1
Interest Addition	4.5
Interest Addition Adjustment	4.5

Knowledge of Buyer	15.9
Knowledge of Seller	15.9
Known Environmental Defect	5.8
Known Title Defect	4.8
Lands	1.2.A
Leases	1.2.A
Like-Kind Exchange	1.5
Losses	14.4
Material Agreements	6.8
MRPC	Recitals
MRPC Assets	1.2
MRPC Purchase Price	12.3.D
Net Casualty Loss	4.6
NORM	5.2.A
NRI	Recitals
Outside Closing Date	12.1
Party or Parties	Preamble
Permitted Encumbrances	4.1.B
Post-Closing Liability Cap	14.4.A
Preference Rights	4.7
Preference Rights Exclusion Adjustment	4.7.B.1
Preliminary Settlement Statement	2.5.A
Production	6A.1
Property Expenses	2.5.B
Purchase Price	2.1
QI	1.5
Records	1.2.J
Release	5.1
Remediation	5.1
Remediation Cost	5.1
Required Consents	4.7.A.1
Reserves	6A.1
Retained Assets	1.3
Retained Liabilities	14.2
Scheduled Imbalances	6.15
Securities Act	2.6.A
Seller	Preamble
Seller’s Environmental Liabilities	5.2.A
Share Delivery Date	2.6.B
Shares	2.6.A
Special Governmental Consents	4.7.A.1
Stock Consideration	2.1
Subject Lands	Recitals
Supporting Documentation	4.2.A
Suspense Claim	8.3.F
Synergy	Preamble

Taxes	9.1
Title Defect	4.1.C
Title Defect Adjustment	4.3.D
Title Defect Date	4.2.A
Title Defect Deductible	4.3.G
Title Defect Notice	4.2.A
Title Defect Value	4.1.D
Transaction	Preamble
Trilogy	Preamble
VSL Override	Recitals
Value of Interest Addition	4.5
Wells	1.2.B
WI	4.1.A

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), executed this 16th day of September, 2013, but effective as of July 1, 2013 (the “Effective Date”) at 12:01 a.m. Mountain Daylight Saving Time (the “Effective Time”), is by and between Trilogy Resources, LLC, a Colorado limited liability company, located at 1151 Eagle Drive #354, Loveland, CO 80537  (hereinafter referred to as “Seller” or “Trilogy”) and Synergy Resources Corporation, a Colorado corporation, located at 20203 Highway 60, Platteville, Colorado 80651 (hereinafter referred to as the “Buyer” or “Synergy”). The transaction contemplated by this Agreement may be referred to as the “Transaction”. Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

Trilogy is the current owner of oil and gas leases covering approximately 800 gross and net mineral acres located in the N/2 of Section 5, the SE/4 of Section 7 and the W/2 of Section 17, T4N, R67W, 6th P.M. (hereinafter referred to as the “Subject Lands”), at depths from the surface down to the base of the Codell-Niobrara formation,  in addition to interests in twenty one (21) producing oil and gas wells operated by Trilogy along with all appurtenant pipelines, equipment, surface facilities and related personal property.

Trilogy acquired its interest in the Leases and Lands pursuant to a Farmout Agreement dated January 10, 2011 by and between MRPC II, LLC (“MRPC”), as Farmor, and Trilogy, as Farmee, as amended by Amendment #1 to Farmout Agreement dated April 28, 2011, a Second Amendment to Farmout Agreement dated May 18, 2011, and a Third Amendment to Farmout Agreement dated December 31, 2012, covering oil and gas leases in Sections 5, 7 and 17 in T4N, R67W, 6th P.M. The aforementioned Farmout Agreement, as amended, is hereinafter referred to as the “Farmout”.

MRPC was the original owner of the Leases covering the Subject Lands.  MRPC assigned an overriding royalty interest in the Leases equal to the difference between existing revenue burdens and 25.0% to VSL LLC (the “VSL Override”), then “farmed out” its interest in the Leases to Trilogy pursuant to the terms of the Farmout, reserving an “after payout” 25.0% reversionary working interest in each well drilled under the Farmout and in each 40 acre quarter-quarter section in which a farmout test well is located, at depths from the surface down to the base of the Codell–Niobrara formation.

Trilogy earned 100% of Farmor’s interest in each of the test wells drilled pursuant to the Farmout, and 100% of Farmor’s interest in the Leases to the extent they covered each 40 acre quarter-quarter section in which a test well was drilled, “before payout”, and 75% of Farmor’s interest in the aforementioned wells and Leases “after payout”, limited to depths from the surface down to the base of the Codell-Niobrara formation.

MRPC has retained, and is currently the owner of, all right, title and interest in the Leases at depths below the base of the Codell-Niobrara formation, and all depths in any 40-acre quarter-quarter section in which no test well was drilled.

The “before payout” and “after payout” working interests of Trilogy and MRPC in the Leases, Lands and Wells that are subject to the Farmout, and the working interest of MRPC in the depths and formations in the Leases and Lands covered by the Farmout but not subject to the Farmout, are burdened by existing landowner royalty interests, overriding royalty interests and other revenue burdens totaling 25.0%.

Trilogy will, subject to the terms and conditions hereof, purchase and acquire, prior to or at Closing, all right, title and interest of MRPC in the subject Leases, Lands and Wells, including any and all rights of MRPC under the Farmout Agreement.

Subject to the terms of this Agreement, Synergy agrees to purchase from Trilogy, and Trilogy agrees to assign and convey to Synergy, all of Trilogy’s right, title and interest in the subject Leases, Lands and Wells, and other Assets described in Article 1 below,  including all of the right, title and interest in the subject leases, lands and wells acquired by Trilogy from MRPC at or immediately prior to Closing, free and clear of the terms of the Farmout, delivering to Synergy no less than a 75.0% net revenue interest (“NRI”), proportionately reduced, in said Leases, Lands and Wells.

The VSL Override shall survive the Transaction and remain in full force and effect.

NOW THEREFORE,  in order to accomplish the foregoing, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1	Purchase and Sale. Trilogy agrees to sell and Buyer agrees to purchase all of Trilogy’s right, title and interest in the Assets pursuant to the terms of this Agreement.

1.2
The Assets. As used herein, the term “Assets” refers to all of Trilogy’s right, title and interest in and to the following, including all right title and interest acquired by Trilogy from MRPC at or immediately prior to Closing as contemplated hereby (the “MRPC Assets”), but specifically excluding all Retained Assets:

A.
All oil, gas and/or other mineral leases located in or on the Subject Lands (the “Leases”), at all depths, including but not limited to the oil, gas, and/or mineral leases described in Exhibit A, and all lands covered by the Leases, whether or not said lands are described in Exhibit A (the “Lands”), together with the oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith (collectively the “Hydrocarbons”) in, on or under the Leases or Lands, including without limitation, the leasehold estates and interests, contractual leasehold and other similar leasehold rights in the Lands, together with the property and rights incident thereto;

B.
All oil and gas wells and the proven undeveloped spacing units located on the Leases and Lands, or on lands pooled, communitized or unitized therewith, including but not limited to the oil and gas wells specifically described in Exhibit B (the “Wells”);

C.
All personal property, inventory, equipment, fixtures or improvements used in  connection with the exploration, drilling, production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Wells and Leases, or located on the Lands, including any gathering systems and any compressors owned by Seller (the “Equipment”);

D.
All fee mineral interests, non-participating royalty interests, reversionary rights, remainder interests, “before payout” and “after payout” interests” and any other rights to explore for and develop oil and gas, located in and under the Leases and Lands;

E.
The rights, interests, and estates created under those certain servitudes, easements, rights-of-way, privileges, franchises, prescriptions, licenses, leases, permits, and/or other rights associated with the Leases and Lands, together with any amendments, renewals, extensions, supplements, modifications or other agreements related thereto, and further together with any other servitudes, easements, rights-of-way, privileges, prescriptions, franchises, licenses, permits and/or other rights (whether presently existing or hereafter created and whether now owned or hereafter acquired by operation of law or otherwise) used, held for use in connection with, or in any way related to the Assets;

F.
All permits and permits to drill, to the extent transferable, rights-of-way, surface access agreements and easements located on the Lands or used in connection with the exploration, drilling, production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the Leases and Lands;

G.
The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Articles 1.2.A through E above and to the production of Hydrocarbons, if any, attributable to said properties and interests;

H.
To the extent transferable by Seller without material restriction under applicable law or third-party agreements, all contracts and contractual rights, obligations, and interests, including all farmout and farm-in agreements (including the Farmout, which shall be released, terminated and extinguished pursuant to the provisions of this Agreement), operating agreements, production sales and purchase contracts, gas balancing agreements, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the properties and interests described or referred to in Articles 1.2.A through G above and described in Exhibit C;

I.	To the extent transferable, engineering, geologic, geophysical and seismic data and licenses pertaining to the interest described in Article 1.2.A through G (the “Data”); and

J.
All files, records and data relating to the Assets (“the Records”), including, without limitation, the following, if and to the extent the following items exist: lease files, land files, lease acquisition and land ownership reports, land and lease maps, well files, joint operating agreements, division order files, title abstracts, title opinions, title curative materials, any other title documents, deeds, assignments, contract files, operations files, core data, seismic data, hydrocarbon analysis, well logs, mud logs, field studies, geologic and geophysical data and maps, production and maintenance records; records of sales of hydrocarbons, records of revenues generated from sales and other sources, and records of costs and expenses, including lease acquisition, and maintenance and operating costs for the Assets, but specifically excluding all federal, state and local tax returns, and all corporate or limited liability company records, including all organizational documents, membership agreements and other documents relating to the organization and management of the Seller.

1.3
Retained Assets. As used herein, the term “Retained Assets” refers to all of Seller’s right, title and interest in and to the following, all of which are excluded from the Transaction and shall be retained by and remain the sole property of Seller:

A.
All of Seller’s records (other than the records described in Article 1.2), including all corporate minute books, financial records and other business records whether relating to Seller’s business generally but not to the Assets or the Transaction;

B.	All trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Date;

C.
All claims and causes of action of Seller arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds);

D.
All rights and interests of Seller (a) under any policy or agreement of insurance or indemnity, (b) under any bond, or (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property that arose prior to the Effective Date;

E.	All Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Date;

F.
All claims of Seller for refunds of or loss carry forwards with respect to (a) production or any other taxes attributable to any period prior to the Effective Date, (b) income or franchise taxes, or (c) any taxes attributable to the Retained Assets;

G.	All of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and all other intellectual property;

H.	All documents and instruments of Seller that may be protected by an attorney/client privilege, but specifically excluding title opinions and title curative matters;

I.	All bonds posted by Seller that pertain to the Assets;

J.
All right, title and interest of MRPC in and to the following wells (the “Excluded Wells”), including any interest of MRPC in the oil and gas leasehold estates, insofar and only insofar as to the existing vertical wellbores of the Excluded Wells and any reworking, redrilling or recompletion in all formations recoverable from such wellbore interests, and as may be necessary to operate, maintain, produce and plug the Excluded Wells:

(a)	Johnstown 1-5J well and the SW/4NW/4 of Section 5, T4N, R67W, 6th P.M. operated by Machii-Ross;

(b)	Keto 3-7 well and the SE/4 of Section 7, T4N, R67W, 6th P.M., operated by Machii-Ross;

(c)	Maplewood 23-7 well and the E/2SW/4 and W/2SE/4 of Section 7, T4N, R67W, 6th P.M. operated by Kerr-McGee; and

(d)	Spaur 24-7 well and the S/2NE/4 and N/2SE/4 of Section 7, T4N, R67W, 6th P.M. operated by Kerr McGee; and

K.
All right, title and interest in and to the VSL Override and any claims Seller may have arising out of or related to the VSL Override, including any net revenue interests, working interests, overriding royalty interests, mineral interests, net profits interests, operating interests, reversionary interests and other interests to the extent the retention of the same by Seller will not result in Seller delivering less than Defensible Title to the Assets at Closing.

1.4	Effective Date. The purchase and sale of the Assets shall be effective as of the Effective Time on the Effective Date.

1.5
1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.103l(k)-l(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner intended to comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”).  If Seller so elects, Seller may assign its rights under this Agreement with respect to the 1031 Assets to the QI.  Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller.  Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement.  Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of a Like-Kind Exchange.  Buyer shall not be obligated to pay any additional costs or incur any additional obligations under this Agreement resulting from Seller’s Like-Kind Exchange, and Seller shall hold harmless and indemnify Buyer from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE 2
PURCHASE PRICE

2.1
Purchase Price. The purchase price for the Assets shall be Twenty Million Five Hundred Thousand Dollars ($20,500,000.00) (the “Purchase Price”), subject to adjustments as provided herein, comprised of: (a) Seventeen Million Eight Hundred Thousand Dollars ($17,800,000.00) cash (the “Cash Consideration”); and (b) that number of shares of common stock of Synergy Resources Corporation which, when calculated in accordance with Article 2.6.A. below, has a combined value of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the “Stock Consideration”).

2.2
Deposit.  Contemporaneously with the execution of this Agreement, Buyer has delivered to the Escrow Agent a wire transfer in an amount equal to Two Million Fifty Thousand Dollars ($2,050,000.00) (the “Deposit”).  The Deposit shall be held, invested and disbursed in accordance with the terms and conditions of the Escrow Agreement, this Article 2.2 and Article 11.2.  If Closing occurs, the Deposit shall be applied toward the Purchase Price paid to Seller at Closing.  Interest that accrues on the Deposit shall be the property of Buyer, and, if Closing occurs, shall be reflected in the Closing Statement.  For federal income tax purposes, any interest earned on the Deposit shall be reported by the Buyer, including any interest forfeited to Seller under Article 11.2.  For purposes of this Agreement, “Escrow Agreement” means that certain Escrow Agreement of even date herewith, by and among Seller, Buyer and the Escrow Agent, in the form attached hereto as Exhibit K, and the “Escrow Agent” means that certain escrow agent that is a party to the Escrow Agreement.

2.3
Allocation of the Purchase Price. Buyer, with Seller’s approval, has allocated the Purchase Price among the Assets as set forth on Exhibit B-1.  Each portion of the Assets to which a value is separately allocated on Exhibit B-1 is herein called an “Asset” and such separate value is herein called the “Allocated Value” of such Asset.  The Allocated Value of each Asset as set forth on Exhibit B-1 is attributed thereto for the sole purpose of calculating Title Defects, Environmental Defects, Interest Additions and adjustments to the Purchase Price on account of Excluded or Retained Assets.  In no event shall the Allocated Value be used or deemed controlling for any other purpose, including tax purposes, or be otherwise deemed by Buyer, Seller or any third party to be a representation or warranty of any kind by either Party as to the productive capacity, quantity of reserves or actual value, market or otherwise, of any Asset.

2.4	RESERVED.

2.5
Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Article 2.5, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A.
Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Buyer and submitted to Seller on or before thirty-one (31) days after the date of execution of this Agreement. The Preliminary Settlement Statement shall set forth the Purchase Price and all adjustments thereto and associated calculations, and the resulting amount to be paid to Seller at Closing. As soon as practicable after the receipt of the Preliminary Settlement Statement, but no more than five (5) business days after delivery of the Preliminary Settlement Statement to Buyer, Seller shall deliver to Buyer a written report containing any changes that Seller proposes to make to the Preliminary Settlement Statement.  The Parties shall attempt to resolve any disputes regarding the Preliminary Settlement Statement prior to Closing. Disputes regarding the Preliminary Settlement Statement that are not resolved prior to Closing shall be resolved by the Parties on or before the Final Settlement Statement Date, or otherwise pursuant to Article 14.6.  After the Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Article 13.1.  The Closing Amount shall be adjusted and calculated using the actual numbers that are available and using reasonable estimates as agreed to by the Parties if actual numbers are not available.

B.
Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, legal expenses, environmental studies, surveys, joint interest billings, lease operating expenses, lease rental and maintenance costs, bonuses and shut-in payments, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Date pursuant to Article 9), drilling expenses, work over expenses, gathering costs, land, title, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (“COPAS”), if any, that are attributable to the maintenance and operation of the Assets during the period in question and shall include overhead for such period based on the applicable joint operating agreement and COPAS.

C.	Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

1.
an amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Date;

2.
an amount equal to all direct and actual expenses attributable to the Assets, including without limitation the Property Expenses, incurred and paid by Seller that are attributable to the period after the Effective Date;

3.
to the extent not covered in the preceding subparagraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Date that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs through Closing, and prepaid utility charges;

4.	an amount equal to the value of all Hydrocarbons in storage or in the pipelines as of the Effective Date that is credited to the Assets, provided that the value of oil in the production tanks shall be calculated to include only the oil stored above the load lines as of the Effective Date (i.e. a Buyer is not responsible for paying Seller “tank bottoms”).  For purposes of the Preliminary Settlement Statement, the value will be based upon the actual price received for such oil, gas, or natural gas liquids, less applicable taxes, upon the first unaffiliated third party sale thereof, if available, and upon such estimates, as are reasonably agreed upon by the Parties, to the extent actual amounts sold, or to be sold, and prices obtained, or to be obtained, are not known at Closing.  For purposes of the Final Settlement Statement, the value will be based upon actual amounts sold and prices obtained, less applicable taxes;

5.
for purposes of the Preliminary Settlement Statement, an amount equal to the value of imbalances including, without limitation, pipeline, plant, and over-produced gas owed to the Seller as of the Effective Date, with the value to be based upon actual amounts received, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (ii) for purposes of the Final Settlement Statement based upon actual amounts;

6.	an amount equal to the Interest Addition Adjustment as defined in Article 4.5 below;

7.
an operating fee, inclusive of all fees related to the operation of the Wells, including, but not limited to, overhead and pumper fees, in an amount equal to $750.00 per day from the Effective Date through the Closing Date;

8.	any amount mutually agreed to by the Parties as a result of errors in the Initial Disclosures, if any; and

9.	any other amount agreed to by Buyer and Seller.

D.	Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

1.
an amount equal to the proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by Seller from the sale of Hydrocarbons produced from or credited to the Assets after the Effective Date;

2.
an amount equal to the direct and actual Property Expenses attributable to the Assets (including all prepaid Property Expenses) incurred and paid by Buyer that are attributable to the period prior to the Effective Date (or, in the case of capital expenses that constitute Property Expenses, that are attributable to the period prior to the date of this Agreement, other than capital expenses relating to the matters set forth on Schedule 8.1.B);

3.	an amount equal to all royalties attributable to Hydrocarbons produced from the Assets prior to the Effective Date and paid by Buyer;

4.
an amount equal to the sum of Title Defect Adjustments as contemplated by Article 4.2, and the Allocated Values of all Assets that are not conveyed to Buyer at Closing as a result of the existence of a Title Defect as provided in Article 4;

5.
an amount equal to the sum of (i) Environmental Defect Adjustments, and (ii) the Allocated Values of all Assets that are not conveyed to Buyer at the Closing as a result of the existence of an Environmental Defect as provided in Article 5;

6.	an amount equal to the sum of all Net Casualty Losses;

7.
an amount equal to the value of imbalances including, without limitation, pipeline, plant, and over-produced gas, owed by the Seller as of the Effective Date, with the value to be based upon actual amounts received, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (ii) for purposes of the Final Settlement Statement based upon actual amounts;

8.	any amount mutually agreed to by the Parties as a result of errors in the Initial Disclosures, if any; and

9.	any other amount agreed to by Buyer and Seller.

E.
Tax Adjustments. To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provisions of Article 9.

2.6	Valuation, Conditions, Restrictions and Representations Regarding Common Stock included in Purchase Price.

A.
For purposes of determining the number of shares of restricted common stock of Buyer comprising the Stock Consideration (the “Shares”), the value of such Shares shall be calculated as the average of the closing price per share as posted by the NYSE:MKT for a period of twenty (20) trading days immediately preceding the date of execution of the Agreement.  The Shares shall be “restricted securities” as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).  They may be resold only in compliance with Rule 144 or some other exemption from registration under the Securities Act.

B.
Seller and Buyer acknowledge that certain consents and approvals are required to issue the Shares, including approval of the NYSE:MKT, and that the Shares will not be delivered to Seller on the Closing Date.  After Closing, Buyer shall commence application for all necessary consents and approvals to cause the Shares to be delivered to Seller on or before one hundred (120) days from the Closing Date (the “Share Delivery Date”).  Buyer hereby acknowledges that notwithstanding the number of days before the Shares are delivered to the Seller, the “holding period” under Rule 144 starts on the Closing Date.  If for any reason the Shares have not been delivered by the Share Delivery Date, Seller may require Buyer to deliver cash in an amount equal to the Stock Consideration in lieu of the Stock Consideration.

C.
Buyer represents, covenants and warrants that Buyer is an entity subject to the reporting requirements of the Securities Exchange Act of 1934.  Seller represents and warrants that it is not an affiliate, a director, a large shareholder, and does not have any relationship with Buyer that constitutes a relationship of control or that would permit Seller in any way to exercise control over Buyer.  Provided Seller meets the requirements of Rule 144 as heretofore referenced, Buyer shall promptly, upon Seller’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from the Shares.

D.	Any and all expenses and costs, including attorney fees, associated with Buyer obtaining the requisite consents and approvals to issue the Shares shall be borne solely by Buyer.

E.
The authorized capital of Buyer consists solely of 100,000,000 shares of common stock.  As of August 31, 2013, 69,557,666 shares of Buyer’s common stock were issued and outstanding.  Except for obligations to issue common stock pursuant to the exercise of options or warrants disclosed in Buyer’s 10-Q for the period ending May 31, 2013 (the “10-Q”) and except as otherwise set forth on Schedule 2.6.E., (i) since August 31, 2013 Buyer has not issued any additional shares of common stock and (ii) there are no options, warrants or other rights to acquire shares of Buyer’s common stock that have not been disclosed in the 10-Q.  All issued and outstanding shares of Buyer’s common stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

F.
The Shares issued as the Stock Consideration have rights, priorities, preferences, powers and privileges at least as favorable to Seller as the rights, priorities, preferences, powers and privileges of common stock held by all other holders of Buyer’s common stock, and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free of restrictions on transfer other than restrictions on transfer created by or imposed by Seller.

ARTICLE 3
BUYER’S INSPECTION

3.1
Access to the Records. From the date of this Agreement until the Closing and subject to  Article 8.3.A, Trilogy will (i) make all Records maintained by Trilogy available to Buyer for inspection, copying, and review at the offices of Trilogy during normal business hours, to permit Purchaser to perform its due diligence review, and (ii) use commercially reasonable efforts to cause MRPC to agree to make all Records that have been maintained by MRPC available to Buyer for inspection, copying, and review at the offices of MRPC during normal business hours, to permit Buyer to perform its due diligence review.  Trilogy and MRPC may redact from the Records any information subject to unaffiliated third party contractual restrictions on disclosure or transfer.  Subject to the necessary consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire.  Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation or contractual commitment of Seller or MRPC to a third party; provided, however, that Seller shall use commercially reasonable efforts to promptly secure any third-party consent or waiver that is necessary to allow Buyer to inspect the Records and such additional information.

3.2
Disclaimer. Except for Seller’s express representations contained in Article 6 and Article 6A of this Agreement, Seller makes no representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3
Grant of Access to Buyer.  Trilogy agrees to grant Buyer physical access to the Leases, Lands, and Wells under its control and to use commercially reasonable efforts to ensure that MRPC grants Buyer physical access to the Leases, Lands, and Wells under its control, to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands, and Wells.  In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells.  If Buyer or its agent prepares an environmental assessment of any Lease, Lands or Wells, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller.  Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of the Assets.  Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) available to the public, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such third parties if they have an obligation of confidence to Seller.  In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Seller, and its respective directors, officers, shareholders, employees, agents and representatives, against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases and Wells.  This waiver, release, and indemnity by Buyer shall survive termination or Closing of this Agreement.

3.4
Buyer’s Agents. To the extent that Buyer uses agents to conduct its due diligence activities, either in the offices of Trilogy or MRPC or on the Leases and Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8.3.A and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.3.A, and Buyer shall be responsible for any violations thereof by its agents.

3.5
Buyer’s Due Diligence Activities. Seller acknowledges that Buyer will be conducting its due diligence review of the Assets including, without limitation, confirming (i) the quantum of the net mineral acres, net revenue interest and working interest owned by Seller in the Leases and Wells, (ii) the ownership, title, acreage, and term of the Assets; (iii) the environmental condition of the Assets; and (iv) that financial information concerning the Assets and the Transaction exists in a form that will allow the Buyer to timely file audited financial statements describing the Assets and the Transaction that are required of Buyer by the SEC.  Said due diligence may include an environmental assessment/study of the Assets to the extent set forth in Article 5.

3.6
Disclosure of Environmental Defect or Adverse Condition by Buyer. In the event Buyer, in the course of any on-site inspection or environmental assessment of the Assets conducted pursuant to the terms of this Agreement, discovers an environmental defect or adverse environmental condition located on or otherwise related to the Assets of which Buyer, if owner of the Assets, would be obligated, under any local, state or federal law, order, regulation or rule, to immediately report to a governmental authority, Buyer shall first attempt to inform Seller of the defect or condition so as to allow Seller to make the necessary report. However, if Buyer must notify the governmental authority prior to informing Seller, Seller agrees to waive and release any claim against Buyer, and Buyer shall have no obligation to indemnify Seller, for any damages or other liability suffered by Seller as a result of the environmental defect or condition.

ARTICLE 4
TITLE MATTERS

4.1	Definitions.

A.
Defensible Title. The term “Defensible Title” means, as of the Effective Date and the Closing Date, such title to each Asset, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive and retain, without suspension, reduction or termination, not less than a 75.0% net revenue interest, proportionately reduced (hereafter a “75% NRI”), in each of the Leases and in Seller’s interest in the each of the Wells; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons in an amount not greater than the working interest (“WI”) set forth in Exhibit A or B, without a corresponding increase in the NRI; and (iii) is free and clear of encumbrances, liens and defects.

B.	Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

1.
lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI of Seller in the affected Asset to less than a 75.0% NRI.

2.	liens for Taxes or assessments not yet due and not delinquent;

3.
all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance and have been obtained in connection with all prior transfers and conveyances;

4.	rights of reassignment upon the surrender or expiration of any Lease, and well-takeover provisions;

5.
the terms and conditions of the Material Agreements to the extent such do not decrease the NRI for the affected Asset to less than a 75.0% NRI or increase the WI for such Asset set forth on Exhibit A or B without a corresponding proportionate increase in the NRI for such Asset, or materially interfere with operation of the affected Asset;

6.
easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

7.
materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (ii) if filed, such liens and charges have not yet become due and payable;

8.	any encumbrance on the Assets that is discharged by Seller at or prior to Closing; and

9.	liens arising under operating agreement, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent.

C.
Title Defect. The term “Title Defect” means (a) any lien, encumbrance, claim or defect in or to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title to the Asset (i) less than Defensible Title, and (ii) reduces the Allocated Value of the affected Asset; or (b) a determination by Buyer that Seller owns less than the net acres in an Asset as set forth in Exhibit B-1; provided that no Title Defect shall be deemed to exist unless the Title Defect Value thereof exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Individual Title Defect Threshold”). Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.
defects in the early chain of title, consisting of the failure to recite marital status in a document or omissions of heirship or estate proceedings, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2.	defects in acknowledgements;

3.	defects arising out of lack of survey unless required by applicable law or contract;

4.
defects based on failure to record Leases issued by the Bureau of Land Management or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located; provided that such Leases or assignments are properly filed with the applicable federal or state office;

5.
defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative written evidence that the action was not authorized and results in another party claiming title to the Asset;

6.
defects arising from the failure to demonstrate of record proper authority for execution by any person on behalf of a corporation, limited liability company, partnership, trust or other entity unless Buyer provides affirmative written evidence that the person lacked authority;

7.	defects that are incontrovertibly defensible by possession under applicable statutes of limitation for adverse possession or for prescription; and

8.	failure to obtain ratification of pooling by non-participating royalty and non-executive mineral interest owners.

D.
Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of an Asset has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined as follows:

1.
If the Title Defect is a lien or encumbrance on the Asset created by Seller, Seller shall have the lien or encumbrance unconditionally released at or prior to Closing, and, if so released, there shall be no Title Defect Value associated with such lien or encumbrance.

2.
If the Title Defect results in a reduction in the NRI of Seller in any Lease or in any Well to less than 75.0%, then Buyer and Seller agree to a downward adjustment equal to the amount determined by multiplying the Allocated Value for the affected portion of the Asset by a fraction, the numerator of which is the difference between 75.0% NRI and the actual NRI, and the denominator of which is 75.0%.

3.
If the Title Defect results from the existence of a lien created by someone other than Seller (or if Seller fails to have a lien created by it unconditionally released at or prior to Closing), the Title Defect Value shall be an amount sufficient to discharge such lien, but in no event greater than the Allocated Value of the affected Asset.

4.
If the Title Defect is based on an obligation or burden that is liquidated, the Title Defect Value will be the sum necessary to remove the obligation or burden from the affected Asset; provided, however, that the Title Defect Value shall never exceed the Allocated Value of the affected Asset.

5.
If the Title Defect is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the Title Defect Value will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Asset; provided, however, that the Title Defect Value shall never exceed the Allocated Value of the affected Asset.

6.
If the Title Defect results from any matter not described above (or if the Title Defect results from the existence of an encumbrance created by Seller that Seller fails to have unconditionally released at or prior to Closing), the Title Defect Value shall be an amount equal to the difference between the value of the portion of the Assets affected by such Title Defect with such Title Defect and the value of such Assets without such Title Defect (taking into account the Allocated Value of such Assets), but in no event greater than the Allocated Value of such Asset.

4.2	Purchase Price Adjustments for Title Defects.

A.
Notices of Title Defects. Buyer shall deliver to Seller, no later than thirty (30) days after the date of execution of this Agreement (the “Title Defect Date”), notice of each Title Defect (a “Title Defect Notice”). Each Title Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name each affected Asset; (ii) describe each Title Defect in reasonable detail and the curative action required; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation, if any; (v) state the Allocated Value of the affected Asset; and (vi) state Buyer’s good faith estimate of the Title Defect Value which shall not exceed the Allocated Value. For the purposes of this Article, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap shall be attached, or in any case, any other reasonable written documentation that may exist.

4.3	Title Defect Adjustments. Upon receipt of the Title Defect Notice:

A.
Seller shall deliver written counter notice to Buyer within five (5) business days of receipt of the Title Defect Notice which states (i) whether it agrees or disagrees that an asserted Title Defect exists; (ii) whether it agrees or disagrees with the Title Defect Value attributed to each Title Defect; and (iii) whether it will either (a) attempt to correct the asserted Title Defect, or (b) not attempt to correct the Title Defect.

B.
If Seller gives counter notice that it disagrees that an asserted Title Defect exists, or that it disagrees with the Title Defect Value attributed to a Title Defect, the existence of the Title Defect and the corresponding Title Defect Value will be determined in accordance with Article 4.4.

C.
The failure of Seller to deliver written counter notice to Buyer within five (5) business days of receipt of the Title Defects Notice shall be deemed notice that Seller (i) agrees with all of the Title Defects properly asserted by Buyer in the Title Defect Notice; (ii) agrees with the Title Defect Value attributed to each of the Title Defects as specified in the Title Defect Notice; and (iii) will not attempt to correct any of the Title Defects.

D.
If Seller gives counter notice that it agrees with a Title Defect Value asserted in the Title Defects Notice but that it will not attempt to correct the affected Title Defect, Buyer shall have the right to elect to (i) exclude the affected Asset from the Transaction (which Asset shall thereupon be deemed to be a Retained Asset of Seller) and reduce the Purchase Price by an amount equal to the Allocated Value of the Retained Asset, or (ii) reduce the Purchase Price by an amount equal to the Title Defect Value (the “Title Defect Adjustment”).  However, if Buyer elects to reduce the Purchase Price by an amount equal to the Title Defect Value, then if, but only if, the Title Defect Value exceeds fifty percent (50%) of the Allocated Value of the affected Asset, Seller shall have the right to exclude such affected Asset from the Transaction (which Asset shall thereupon be deemed a Retained Asset of the Seller) in which case the Purchase Price will be reduced by an amount equal to the Allocated Value of the Retained Asset.

E.
If Seller gives counter notice that it agrees with the Title Defect Value but elects to correct the associated Title Defect, then fails to cure the Title Defect to Buyer’s reasonable satisfaction before Closing, Buyer shall have the right to elect to: (i) exclude the affected Asset from the Transaction (which Asset shall thereupon be deemed to be a Retained Asset of Seller) and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset; or (ii) to allow Seller to cure such Title Defect after Closing.

F.
If Buyer elects to allow Seller to cure any Title Defect after Closing, the affected Asset will be excluded from the Closing and the Purchase Price payable at Closing shall be reduced by the Allocated Value of such Asset.  Seller shall then have one hundred eighty (180) calendar days after Closing to attempt to cure the Title Defect (the “Cure Period”).  If Seller cures the Title Defect to Buyer’s reasonable satisfaction within the Cure Period, then Buyer will be obligated to tender to Seller the Allocated Value of the affected Asset (subject to appropriate adjustments to the Allocated Value to reflect: (i) any revenues and expenses attributable to the Asset which is the subject of the Title Defect between the Effective Date and the date the subject Asset is assigned to Buyer; and (ii) the Party which received or paid said revenues and/or expenses) in exchange for the simultaneous delivery of an assignment of the Asset from Seller to Buyer using an assignment form similar to that attached as Exhibit E. If Seller does not cure the Title Defect to Buyer’s reasonable satisfaction within the Cure Period, the Asset shall be a Retained Asset.

G.
Notwithstanding the foregoing, no adjustment to the Purchase Price will be made unless the aggregate Title Defect Values of all uncured Title Defects exceeding the Individual Title Defect Threshold exceeds Six Hundred Fifteen Thousand Dollars (the “Title Defect Deductible”). In which case, the Purchase Price may be adjusted downward to the extent the cumulative amount of all Title Defect Values that exceed the Individual Title Defect Threshold exceeds the Title Defect Deductible.  In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the Title Defect Notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.  Buyer waives any remedy against Seller for individual Title Defects that do not exceed the Individual Title Defect Threshold and for all Title Defects in the event the Title Defect Deductible has not been met or for which adjustment is made as provided herein.

4.4
Title Defect Disputes. If the Seller is of the opinion that a Title Defect identified in the Title Defect Notice does not exist, or that the Title Defect Value asserted in the Title Defect Notice is incorrect, the Parties shall, prior to Closing, enter into good-faith negotiations, in person, at a location mutually agreed to by the parties, in an attempt to reach an agreement as to (a) the existence and scope of a Title Defect, and (b) the Title Defect Value of the Title Defect.  If the Parties cannot resolve their disagreement with regard to (a) or (b) on or before the Closing Date, the affected Asset will be deemed a disputed asset (“Disputed Asset”) and will be excluded from the Closing.  The Purchase Price shall be reduced by the Allocated Value of the Disputed Asset, but all Disputed Assets will be the subject of binding arbitration pursuant to Article 14.6.

4.5
Interest Additions. Promptly on discovery, but no later than sixty (60) days after the execution of this Agreement, Buyer shall in good faith notify Seller, or Seller shall in good faith notify Buyer, of any Interest Addition discovered by that Party.  The term “Interest Addition” shall mean, with respect to an Asset, the ownership by Seller of a (i) greater NRI in such Asset than the NRI set forth for such Asset on Exhibit A or (ii) a lesser WI in such Asset than the WI set forth for such Asset on Exhibit A without a proportionate change in NRI.  Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the first sentence of this Article. Each such notice of an Interest Addition shall be in writing and shall describe the Interest Addition and state the estimated amount by which the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”), together with the associated computations and supporting documentation.  The Parties shall determine the Value of Interest Addition in good faith in a manner consistent, to the extent practicable, with Article 4.1.D taking into account all relevant factors, and increase the Purchase Price accordingly (with the amount of such adjustment being the “Interest Addition Adjustment”).

4.6
Casualty Loss. After the Effective Date and prior to Closing, if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain or if any other casualty occurs with respect thereto that results in a reduction in the value of the affected Assets in excess of fifteen percent (15%) of the Allocated Value of the affected Assets (with such event being a “Casualty Loss”), Seller shall have the right to elect to (a) exclude the affected Assets from the Transaction (which Assets shall thereupon be deemed to be Retained Assets of Seller) and reduce the Purchase Price by an amount equal to the Allocated Values of such Assets, or (b) have Buyer purchase the affected Assets at Closing for the Allocated Value of the Assets reduced by the estimated cost (not to exceed the Allocated Value of such Assets) to repair or replace such Assets (the reduction being the “Net Casualty Loss”).  However, if Seller elects to exclude the affected Asset, Buyer shall have the right to waive the applicable Net Casualty Loss reduction and compel Seller to transfer such affected Asset to Buyer at Closing subject to the Casualty Loss with no adjustment to the Purchase Price.  For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect.

4.7
Preference Rights and Consents to Assign. To Seller’s Knowledge, all preferential purchase rights affecting the Assets (“Preference Rights”) and Required Consents are set forth on Exhibit D.  To the extent that there are preferential purchase rights or consents to assign affecting the Assets, the provisions of this Article 4.7 shall apply.

A.	Required Consents.

1.
Required Consents and Special Governmental Consents.  “Required Consents” means all consents and approvals required to effectively convey an Asset, except those which are customarily obtained post-Closing, including governmental consents and approvals that are customarily obtained after Closing (“Special Governmental Consents”),  or those which would not invalidate the conveyance of the Asset.

2.
Obligations Prior to Closing.  Seller shall use reasonable efforts to obtain all Required Consents prior to Closing.  If Buyer discovers a consent to assign or preferential right to purchase during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall use reasonable efforts to obtain such consents or waivers and to give the notices required in connection with the preferential rights prior to Closing.

3.
Failure to Obtain Consent Prior to Closing.  As to any Asset affected by a Required Consent that has not been obtained as of the Closing, (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall be deducted from the Purchase Price, and (iii) Seller shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing.

4.
Consent Obtained as of Final Settlement Date.  If the Required Consent has been obtained as of the Final Settlement Date, Seller shall assign the affected Asset to Buyer, effective as of the Effective Date, using an assignment form similar to that attached as Exhibit E, and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Date with Seller retaining such net proceeds attributable to the period of time after the Effective Date until the affected Asset is assigned, and with Seller bearing all attendant Property Expenses for the affected Asset accruing during this period of time.

5.
Failure to Obtain Consent as of Final Settlement Date.  If the Required Consent has not been obtained as of the Final Settlement Date, the affected Asset shall be deemed to be a Retained Asset and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being a “Consents Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.  Buyer shall maintain a right of first refusal to acquire any such Retained Asset on the same terms and conditions contained in this Agreement for a period of six (6) months following Closing.

6.
Special Government Consents.  Seller and Buyer will use commercially reasonable efforts after the Closing to obtain all Special Governmental Consents. Until such Special Governmental Consents are obtained, Seller shall continue to hold legal title to the affected Assets as nominee for Buyer. Buyer shall indemnify and hold Seller harmless against any and all claims, damages, losses, costs and expenses suffered or incurred by Seller as a result of serving as nominee for Buyer.

B.	Preference Rights. For those Assets for which a waiver of any Preference Right has not been obtained before Closing, the following provisions shall apply.

1.
If any Preference Right is (x) exercised and consummated prior to the Closing Date, or (y) the holder of such Preference Right timely and properly exercises such Preference Right before the Closing Date but the purchase and sale of the affected Assets to the holder of such Preference Right is not consummated before the Closing Date, that portion of the Assets affected by such Preference Right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being a “Preference Rights Exclusion Adjustment”).

2.
If by Closing, the time frame for the exercise of such Preference Right has not expired and Seller has not received notice of intent not to exercise, or a waiver of, the Preference Right, that portion of the Assets affected by such Preference Right shall be included in the Assets and assigned to Buyer at Closing.  If any such Asset is included in the Assets assigned to Buyer at Closing and the Preference Right is eventually exercised, the provisions of Article 4.7.B.3 shall apply.

3.
If the affected Asset has been conveyed to Buyer at Closing, and a Preference Right is properly exercised or a sale pursuant to a Preference Right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the party exercising such Preference Right on the terms and conditions of such Preference Right, and (x) if the proceeds received by Buyer with respect thereto exceed the Allocated Value of such Asset, Buyer shall promptly remit the difference to Seller, and (y) if the proceeds received by Buyer with respect thereto are less than the Allocated Value of such Asset, Seller shall promptly remit the difference to Buyer.

4.	The exercise of a Preference Right shall be covered exclusively by this Article 4.7 and shall not be considered a Title Defect for purposes of Article 4, generally.

4.8
Exclusive Remedy. Notwithstanding anything herein to the contrary, (i) the rights and remedies granted Buyer in Article 4 shall be the exclusive rights and remedies of Buyer with respect to all Title Defects, Required Consents, and Preference Rights affecting the Assets to the extent Buyer had Knowledge of the same prior to Closing (a “Known Title Defect”), and (ii) if a Known Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller in this Agreement, then Buyer shall only be entitled to assert such matter before the Title Defect Date as a Title Defect to the extent permitted by this Article 4.  All claims with respect to any Known Title Defects not raised by Buyer as Title Defects within the time period provided in Article 4.2 shall be deemed waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim against Seller or seek indemnification from Seller with respect thereto.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1	Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Condition” means any pollution, contamination, degradation, damage, injury, circumstance, status or defect caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials.

“Environmental Defect” means (a) an Environmental Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that requires Remediation under any Environmental Law; or (b) any violation of Environmental Laws that exists with respect to a particular Asset; provided that no Environmental Defect shall be deemed to exist unless the Environmental Defect Value thereof exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Individual Environmental Defect Threshold”).

“Environmental Defect Notice” means each written notice given by Buyer to Seller alleging an Environmental Defect. To be effective, each Environmental Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset, (ii) describe the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the estimated Remediation Cost, net to Seller’s interest, as calculated by the Buyer (the “Environmental Defect Value”).

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any Governmental Entity in effect on or before the Closing Date regulating or imposing liability or standards of conduct concerning the prevention of pollution, remediation of contamination, protection of human health and the environment or the generation, handling, treatment, storage, transportation, release or disposal of waste or Hazardous Materials (including petroleum and petroleum products).

“Governmental Entity” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

“Hazardous Materials” shall mean, without limitation, any waste, substance, chemical, pollutant, contaminant, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or for which liability or standards of care are imposed under any Environmental Law.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remediate” or “Remediation” means actions taken or required to be taken by applicable Environmental Law to correct or otherwise remediate a condition or activity in, on or under or with respect to an Asset including, without limitation, all actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials; or (iii) investigate and determine if a remedial response is needed and to design such a response and perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Remediation Cost” means the costs of Remediation of a particular Environmental Defect to the extent required by applicable Environmental Law.

5.2	Environmental Liabilities and Obligations.

A.
Notwithstanding any other provision of this Agreement, Seller agrees to retain and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Buyer and its affiliates and their respective members, stockholders, directors, officers, employees, agents and representatives, and their respective successors and permitted assigns (but no other third parties) from all losses, including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands, brought or assessed by any and all persons and entities including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing is caused by or otherwise involves any Environmental Condition of the Assets created or attributable to periods on or before the Closing Date, including, but not limited to, the presence, disposal or Release of any Hazardous Material of any kind in, on or under the Assets or the Lands (collectively, “Seller’s Environmental Liabilities”). Without in any way limiting or affecting Seller’s Environmental Liabilities, the Parties acknowledge that the Assets may contain naturally occurring radioactive materials (“NORM”), and Seller shall have no liability for any special procedures that may be required for the assessment, remediation, removal, transportation or disposal of NORM.

B.
Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to, and release Seller and its affiliates and their respective members, stockholders, directors, officers, employees, agents and representatives, and their respective successors and permitted assigns (but no other third parties) from, all losses, including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed) by any and all persons and entities including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Environmental Condition of the Assets arising after, and solely attributable to periods after, the Closing Date, including, but not limited to, the presence, disposal or Release of any Hazardous Material of any kind in, on or under the Assets or the Lands (collectively, “Buyer’s Environmental Liabilities”).

5.3
Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing any Environmental Defects of which it has been advised by Buyer prior to the Environmental Defect Notice Date.

5.3
Notice of Environmental Defects. Buyer shall deliver to Seller no later than thirty (30) days after the date of execution of this Agreement (the “Environmental Defect Date”), an Environmental Defect Notice. The Environmental Defect Notice must be in writing and must satisfy the following conditions precedent: (i) name the affected Asset; (ii) describe each Environmental Defect in reasonable detail and the curative action required; (iii) describe the basis for each Environmental Defect; (iv) state the Allocated Value of the affected Asset; and (v) state Buyer’s good faith estimate of the Environmental Defect Value which shall not exceed the Allocated Value.

5.5	Defect Adjustments. Upon receipt of the Environmental Defect Notice:

A.
Seller shall give written counter notice to Buyer within five (5) business days of receipt of the Environmental Defect Notice stating: (i) whether it agrees or disagrees that each alleged Environmental Defect exists; (ii) whether it agrees or disagrees with the Environmental Defect Value attributed to the Environmental Defect; and (iii) that it will either (a) attempt to correct any Environmental Defect, or (b) will not attempt to correct any Environmental Defect.

B.
If Seller gives counter notice that it disagrees with an Environmental Defect, or that it disagrees with the Environmental Defect Value attributed to the Environmental Defect, the existence of the Environmental Defect and the associated Environmental Defect Value will be determined in accordance with Article 5.6.

C.
The failure of Seller to deliver written counter notice within five (5) business days of the receipt of Environmental Defect Notice shall be deemed notice by the Seller that it: (i) agrees with each of the Environmental Defects asserted in the Environmental Defects Notice; (ii) agrees with the Environmental Defect Value attributed to each Environmental Defect; and (iii) will not attempt to remediate of correct any Environmental Defect.

D.
If Seller gives notice that it agrees with an Environmental Defect asserted in the Environmental Defect Notice and the associated Environmental Defect Value, but that it will not attempt to remediate or correct the Environmental Defect, Buyer shall have the right to elect to (i) exclude the affected Asset from the Transaction (which Asset shall thereupon be deemed to be a Retained Asset of the Seller) and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset, or (ii) reduce the Purchase Price by an amount equal to the Environmental Defect Value (the “Environmental Defect Adjustment”).  However, if Buyer elects to reduce the Purchase Price by an amount equal to the Environmental Defect Value, then if, but only if, the Environmental Defect Value exceeds fifty percent (50%) of the Allocated Value of the affected Asset, Seller shall have the right to exclude such affected Asset from the Transaction (which Asset shall thereupon be deemed to be a Retained Asset of Seller) and reduce the Purchase Price by an amount equal to the Allocated Value of the Retained Asset.

E.
If Seller gives counter notice that it agrees with an Environmental Defect asserted in Environmental Defect Notice and the associated Environmental Defect Value, and elects to correct the asserted Environmental Defect, but fails to cure such Environmental Defect to Buyer’s reasonable satisfaction before Closing, Buyer shall have the right to elect to: (i) exclude the affected Asset from the Transaction (which Asset shall thereupon be deemed to be a Retained Asset of Seller) and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset; or (ii) allow Seller to cure such Environmental Defect after Closing.

F.
If Buyer agrees to allow Seller to cure an Environmental Defect after Closing, the affected Asset will be excluded from the Closing and the Purchase Price payable at Closing shall be reduced by the Allocated Value of such Asset. Seller shall then have one hundred eighty (180) calendar days after Closing to attempt to cure the Environmental Defect (“Environmental Cure Period”). If Seller cures the Environmental Defect to Buyer’s reasonable satisfaction within the Environmental Cure Period, then Buyer will tender to Seller the Allocated Value (subject to appropriate adjustments to the Allocated Value to reflect: (i) any revenues and expenses attributable to the Asset which is the subject of the Environmental Defect between the Effective Date and the date the subject Asset is assigned to Buyer; and (ii) the Party which received or paid said revenues and/or expenses) in exchange for the simultaneous delivery of an assignment of the subject Asset from Seller to Buyer using an assignment form similar to that attached as Exhibit E.  If Seller does not cure the Environmental Defect to Buyer’s reasonable satisfaction within the Environmental Cure Period, the affected Asset shall be a Retained Asset.

G.
Notwithstanding the foregoing, no adjustment to the Purchase Price will be made unless the aggregate Environmental Defect Values of all uncured Environmental Defects exceeding the Individual Environmental Defect Threshold exceeds Six Hundred Fifteen Thousand Dollars (the “Environmental Defect Deductible”). In which case, the Purchase Price may be adjusted downward to the extent the cumulative amount of all for all Environmental Defect Values exceeding the Individual Environmental Defect Threshold exceeds the Environmental Defect Deductible.  In order to provide Seller a reasonable opportunity to cure any Environmental Defects prior to Closing, Buyer shall use reasonable efforts to provide the Environmental Defect Notice as soon as reasonably possible after becoming aware of or making its determination of the Environmental Defect.  Buyer waives any remedy against Seller for individual Environmental Defects that do not exceed the Individual Environmental Defect Threshold and for all Environmental Defects in the event the Environmental Defect Deductible has not been met or for which adjustment is made as provided herein.

5.6
Dispute of Parties Regarding Environmental Defect Disputes. If the Seller is of the opinion that an Environmental Defect identified in the Environmental Defect Notice does not exist, or that the Environmental Defect Value attributed to the Environmental Defect is incorrect, the Parties shall, prior to Closing, enter into good-faith negotiations, in person, at a location mutually agreed to by the parties, in an attempt to reach an agreement as to (a) the existence and scope of an Environmental Defect, and (b) the Environmental Defect Value of the Environmental Defect. If the Parties cannot resolve their disagreement with regard to (a) or (b) on or before the Closing Date, the affected Asset will be deemed a Disputed Asset and will be excluded from the Closing.  The Purchase Price shall be reduced by the Allocated Value of the Disputed Asset, but all of the Disputed Assets will be the subject of binding arbitration in accordance with the procedures set forth in Article 14.6.

5.7	Environmental Reports. Buyer shall timely furnish Seller with copies of all environmental assessments and reports obtained by, or on behalf of, Buyer that are prepared prior to Closing.

5.8
Exclusive Remedy. Notwithstanding anything herein to the contrary, (i) the rights and remedies granted Buyer in Article 5 shall be the exclusive rights and remedies of Buyer with respect to all Environmental Defects to the extent Buyer had Knowledge of the same prior to Closing (a “Known Environmental Defect”), and (ii) if a Known Environmental Defect results from any matter which could also result in the breach of any representation or warranty of Seller in this Agreement, then Buyer shall only be entitled to assert such matter before the Environmental Defect Date as an Environmental Defect to the extent permitted by this Article 5.  All claims with respect to any Known Environmental Defects not raised by Buyer as Environmental Defects within the time period provided in Article 5.4 shall be deemed waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim against Seller or seek indemnification from Seller with respect thereto.

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

The Parties’ agreement with respect to Title Defects is set forth in Article 4 and the provisions of that Article set forth Seller’s exclusive representations with respect to Title Defects, except as provided in Articles 6.11, 6.20, 6.21 and 6.25.  The Parties’ agreement with respect to Environmental Defects is set forth in Article 5, and the provisions of that Article set forth Seller’s exclusive representations with respect to Environmental Defects, except as provided in Article 6.14.  All representations and warranties with respect to the MRPC Assets shall be deemed to be made only as of the Closing. Subject to the foregoing, Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing.

6.1	Company Representations and Warranties.

A.	Type of Entity and Jurisdiction. Trilogy is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Colorado.

B.
Authority.  Trilogy has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed or to be executed by Trilogy in connection with the Transaction.  The execution, delivery, and performance by Trilogy of this Agreement and each other document executed or to be executed by Trilogy in connection with the Transaction and the consummation by it of the Transaction has been duly authorized by all necessary company and/or corporate action of Trilogy.

D.
No Violation. The execution and delivery of this Agreement and the consummation of the Transaction does not and will not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of Trilogy’s governing documents, or any provision of any law, statute, rule or regulation applicable to Trilogy or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or (iii) violate, or be in conflict with, any judgment, decree or order applicable to Seller or affecting any Asset.

6.2
Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized pursuant to the governing documents of Trilogy.  This Agreement and each other document executed by Trilogy in connection with this Transaction constitutes Trilogy’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3
Liability for Brokers’ Fees. Any and all expenses, costs and fees incurred by Seller for brokers’ fees or finders’ fees shall be borne solely by Seller and Buyer shall have no liability for Seller’s use of brokers or finders in connection with this Transaction.

6.4	No Bankruptcy. There are no bankruptcy proceedings pending or being contemplated by the Seller or, to the Knowledge of Seller (as defined in Article 15), threatened against Seller by any third party.

6.5
Litigation. Except as disclosed on Schedule 6.5, Seller has not received a written claim or written demand notice concerning any matter that has not been resolved that would reasonably be expected to adversely affect any of the Assets. To the Knowledge of Seller, there are no actions, suits, ongoing governmental investigations, written governmental inquiries or other proceedings pending  or threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency or any arbitrator, that relate to any of the Assets or that would reasonably be expected to affect Seller’s ability to execute and deliver this Agreement or to consummate this Transaction, or to hinder or impede the operation of the Assets.

6.6
Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency, or a decision by any arbitrator, outstanding against Seller that would be reasonably expected to interfere with the operation of any of the Assets, or adversely affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate this Transaction, or that might hinder or impede the operation of the Assets.

6.7
Compliance with Law. Seller and the Assets are in compliance in all material respects with, and Seller has not received a notice of a violation of, any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, and no judgment, decree or order of any court, or a decision by any arbitrator exists, that is applicable to any of the Assets or the operation of any of the Assets, which, in the case of such notice of violation, remains uncured.

6.8
Material Agreements. Except for the Leases, Exhibit C sets forth a list of all agreements (including all amendments thereto) that are material to the ownership and operation of the Assets (the “Material Agreements”). The Material Agreements are in full force and effect and Seller is not in material breach of or material default under any Material Agreement. To the Knowledge of Seller, no other person or entity is in material breach of or material default under any Material Agreement, and no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute such a material breach or material default by any person or entity.

6.9
Property Expenses. In the ordinary course of business, Seller has paid all Property Expenses attributable to the Assets as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent.

6.10
Records. Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records, and (iii) Seller has not intentionally misrepresented any information in the Records.  Except as set forth in this Article 6.10, no representation or warranty of any kind is made by Seller as to the information contained in the Records and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment and this and the other representations and warranties contained in this Agreement. The representations and warranties contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the information contained in the Records, including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

6.11
Leases. To Seller’s Knowledge, all conditions necessary to keep each Lease in full force and effect in accordance with its terms have been performed and all material obligations under the Leases have been fully performed, including the proper and timely payment of all royalties, rentals, shut-in payments and other payments due under the Leases. There are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases.  To Seller’s Knowledge, Seller has not received a written notice of default with respect to the payment or calculation of rentals and royalties attributable to the Assets. All rentals and royalties attributable to the Assets prior to the Effective Time have been properly paid, or will be paid prior to Closing.    Seller is not in material breach of, or material default under any of the Leases.  To the Knowledge of Seller, no other person or entity is in material breach of or material default under any Lease, and no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a material breach or material default by any person or entity.

6.12
Licenses and Permits. Seller has all governmental licenses, permits, authorizations, consents, and approvals required for the ownership of the Assets, and has materially complied with all terms and provisions thereof and, to Seller’s Knowledge, any other operator of the Wells has all governmental licenses, permits, authorizations, consents, and approvals required for the operation of the Assets, and, to Seller’s Knowledge, any other operator has materially complied with all terms and provisions thereof.

6.13
Hydrocarbon Sales Contracts. Seller has not (i) sold forward any Hydrocarbons or (ii) received any material advance, “take-or-pay” or other similar payments under production sales contracts that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore. There are no sale or purchase contracts for Hydrocarbons produced from the Assets (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice), and no person or entity has any call upon, option to purchase or similar right with respect to the production of Hydrocarbons produced from the Assets, other than as set forth in Schedule 6.13.  The Assets are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates. Proceeds from the sale of oil, condensate and gas from the Assets are being received in all respects by Seller in a timely manner and, with the exception of the accounts to be delivered to Buyer pursuant to Article 12.3.J, are not being held in suspense for any reason.

6.14	Environmental Matters.

A.
(i) During the period of Seller’s ownership of the Assets, the Assets have been operated in material compliance with all Environmental Laws, (ii) Seller has not received a written notice of a material violation of an Environmental Law with respect to the Assets, and (iii) no notice or action alleging a material violation is pending or threatened against the Assets.

B.
There are no civil, criminal, or administrative actions, lawsuits, litigation, hearings, notices of violation, or proceedings pending, or to Seller’s knowledge threatened, against Seller or the Assets or any of them that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

C.
During the period of Seller’s ownership of the Assets, there has been no Release of any Hazardous Materials on, at or under any of the Assets that could reasonably be expected to result in an Environmental Defect.

D.	No portion of the Assets is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law.

E.
The Assets are not currently operated or required to be operated under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

F.
During the period of Seller’s ownership of the Assets, no Hazardous Materials have been generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way on, at, under, or about any of the Assets, except in material compliance with Environmental Laws.

G.
No remedial or corrective action necessary to ensure compliance with Environmental Laws is contemplated or required or is being currently undertaken and no written notice or other communication has been received by Seller from any Governmental Entity in respect of the Assets that remedial or corrective action is or maybe required pursuant to any Environmental Law.

H.
None of the following exists on, at, in or under any of the Assets: (i) underground storage tanks, (ii) materials or equipment containing asbestos in any former condition, (iii) materials or equipment containing any PCBs, or (iv) landfills, surface impoundments, or disposal areas, other than solidified drill cuttings.

6.15	Imbalance Volumes.

A.
Gas Pipeline Imbalances. Except for the gas imbalances reflected on Schedule 6.15 (“Imbalance Volumes”), there do not exist any gas imbalances (i) which are with gatherers, processors, or transporters, (ii) which are associated with the Assets, and (iii) where Seller has received a quantity of gas prior to the Effective Date, for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

B.
Wellhead Gas Imbalances. Except for the Imbalances Volumes reflected on Schedule 6.15, there do not exist any gas imbalances relating either to production from or at the wellhead between co-tenants or working interest owners in a well, unit, or field which are associated with the Assets where Seller has received any quantity of gas prior to the Effective Date for which Buyer will have a duty after the Effective Date to deliver an equivalent quantity of gas or pay a sum of money.

6.16
Well Status. There are no wells included in the Assets that (a) Seller is obligated by law or contract to currently plug and abandon or (b) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority.

6.17	Taxes.

(a)	All material Taxes that have become due and payable (but not yet delinquent) by Seller have been properly paid;

(b)	all returns with respect to Taxes that are required to be filed by Seller with respect to the Assets have been filed, and all such returns are true, correct and complete in all material respects;

(c)	no administrative or judicial proceeding with respect to Taxes relating to the Assets has been commenced or is presently pending before any governmental authority; and

(d)
there are no liens for Taxes (including any interest, fine, penalty or additions to tax imposed by a governmental authority in connection with such taxes) on the Assets, other than statutory liens for current Taxes not yet due or delinquent.

6.18
Proposed Operations or Expenditures. Other than the Obligatory Operations or Expenditures described in Schedule 6.18, (i) Seller has not consented to, non-consented to, issued or received any notice of a proposed drilling, completion, recompletion, deepening, reworking, plugging back or plugging and abandonment with respect to the Assets except for any such operations heretofore commenced for which Buyer has no liability and (ii) Seller has not issued or received any authorization for expenditure with respect to the Assets for any period after the Effective Date, except for delay rental or other lease payments which Seller has paid.

6.19	Royalties and Revenue Payments. All royalties, overriding royalties, net profits interests and other burdens on production due with respect to the Assets have been timely paid.

6.20	Consents. All Required Consents are set forth in Exhibit D.

6.21	Preferential Rights. None of the Assets is subject to any preferential right to purchase, or a similar right, which would become operative as a result of this Agreement

6.22
Production Taxes. Seller has not received a written notice from the appropriate taxing authority that Taxes on the Assets due and payable prior to the date hereof have not been fully and properly paid.

6.23
No AMI or Farmout Obligations. Except as set forth in Exhibit C, no portion of the Assets is subject to any area of mutual interest agreement, any farm-out agreement under which a party thereto is entitled to receive assignments not yet made, or any similar agreements.

6.24
Accredited Investor; Investment Intent. Trilogy qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act. Trilogy is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling the Shares. Trilogy understands that the Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of the Shares unless (i) the Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration of the Shares is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition.

6.25
Trilogy’s Delivery at Closing of Title to MRPC’s Interest in Assets.  At Closing, Seller will (i) deliver Defensible Title to the Assets, including the MRPC Assets, which shall include not less than a 75% NRI in the Leases and Wells, proportionately reduced, and subject in all respects to any Known Title Defects and Known Environmental Defects that have been addressed as provided herein (including by way of converting any Asset to a Retained Asset), free and clear of the Farmout, and (ii) have all requisite rights to sell, assign and convey the same to Buyer. Seller acknowledges that all representations and warranties made by Seller at Closing with respect to the Assets apply equally to the MRPC Assets.

6.26
Termination of Wells Fargo Interests.  At or prior to Closing Seller will have acquired and/or extinguished and terminated (i) the overriding royalty interest in the Lands assigned by Trilogy and Middle Earth Resources, LLC to Wells Fargo Energy Capital, Inc. on May 12, 2011, and (ii) the net profits interest with respect to the Assets assigned by Trilogy to Wells Fargo Energy Capital, Inc. on May 12, 2011.

ARTICLE 6A
SELLER’S INITIAL DISCLOSURES

6A.1
Initial Disclosures.  Seller acknowledges that prior to the execution of this Agreement, Seller provided information, data and disclosures to Buyer, orally and in writing, with regard to Seller’s working interest and net revenue interest in the Assets, the historical production of oil, gas and related hydrocarbons from the Assets (the “Production”), the historical costs and expenses incurred in the operation of the Assets (the “Costs”), and estimated remaining reserves in and under the Assets (the “Reserves”).  Such information, data and disclosures are collectively referred to herein as the “Initial Disclosures”.  Seller further acknowledges that Buyer relied upon these Initial Disclosures for the purpose of calculating the Purchase Price.  Seller makes no representations or warranties whatsoever regarding the Initial Disclosures, or with respect to any remaining Reserves.

6A.2
Termination of Agreement.  Notwithstanding the foregoing, if the Buyer discovers, in the course of its due diligence review of the Assets and Records, that the Initial Disclosures contain material errors, the effect of which is an increase in historical Costs of at least ten percent (10%) or a reduction in historical Production of at least ten percent (10%), then Buyer shall have the right to terminate this Agreement.  In the event Buyer elects to terminate this Agreement under this provision, then, except with respect to Buyer’s obligations and Seller’s rights under Articles 3.3, 3.4 and 8.3, Buyer shall be free of any liability to Seller and Seller shall be free of any liability to Buyer under or relating to this Agreement, including any claim by Buyer or Seller for damages or specific performance, and neither Party shall have any further obligations or rights under this Agreement.  Except with respect to fraud or willful misrepresentation, Buyer’s option to terminate this Agreement pursuant to this Article 6A.2 shall be Buyer’s sole and exclusive remedy with respect to any misstatement or error in any Initial Disclosure.

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

7.1	Corporate Representations and Warranties.

A.
Type of Entity and Jurisdiction. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and will be duly qualified to carry on its business in the State of Colorado on the Closing Date.

B.
Authority. Buyer has (or with respect to approvals required by any Governmental Entity, will have on or before the Closing Date) all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation by it of the Transaction, have been duly authorized by all necessary limited liability company action of Buyer.

C.
No Violation. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Buyer.

7.2
Authorization and Enforceability. The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized pursuant to the governing documents of Buyer. This Agreement and each other document executed by Buyer in connection with this Transaction constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3
Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.  Any and all expenses, costs and fees incurred by Buyer for brokers’ fees or finders’ fees shall be borne solely by Buyer and Seller shall have no liability for Buyer’s use of brokers or finders in connection with this Transaction.

7.4
Litigation. Other than those described in the attached Schedule 7.4, to Buyer’s Knowledge, there are no actions, suits, ongoing governmental investigations, written governmental inquiries or other proceedings pending or, to the Knowledge of Buyer, threatened against Buyer in any court or by or before any federal, state, municipal or other governmental agency or any arbitrator, that would affect Buyer’s ability to execute and deliver this Agreement or to consummate this Transaction or that could reasonably be expected to adversely affect the market price of the Shares.

7.5
Undisclosed Liabilities.  Except as set forth on Schedule 7.5, Buyer does not have any material obligation or liability, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due which are of a nature  required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) liabilities set forth on the liabilities side of, or expressly reserved against on, the most recently audited balance sheet of Buyer; and (ii) liabilities and obligations which have arisen after the date of the most recently audited balance sheet of Buyer in the ordinary course of business consistent with past practice.

7.6	Financial Capability. Buyer has sufficient funds to pay the Cash Consideration contemplated by this Agreement and to perform the other obligations of Buyer contemplated by this Agreement.

7.7	Buyers’ Evaluation.

A.
Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets.

B.
Independent Evaluation. Subject to Article 6A above, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, and maintenance and development costs associated with the Assets.

7.8	Additional Representations and Warranties. All representations and warranties by Buyer that are described in Article 2.6 above are incorporated by reference herein.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1	Covenants and Agreements of Seller. Trilogy covenants and agrees with Buyer as follows:

A.
Operations Prior to Closing.  From the date of execution hereof to the Closing, Trilogy will use reasonable efforts to (i) maintain the Assets in a manner consistent with past practices and (ii) cause MRPC to use reasonable efforts to maintain the Assets in a manner consistent with past practices.  Trilogy agrees to maintain the insurance that it now has in effect with respect to the Assets through the date of Closing.  From the date of execution of this Agreement to the Closing Date, Trilogy shall pay or cause to be paid its proportionate share of all Property Expenses incurred in connection with the ownership or operations of the Assets.

B.	Restriction on Operations. Except in the case of an emergency (of which Trilogy will notify Buyer as soon as reasonably possible), Trilogy will promptly inform Buyer of all requests for commitments to expend funds in excess of $10,000.00 (net to Trilogy’s interest) with respect to the Assets and will not, without the prior written consent of Buyer: (1) enter into any new agreements or commitments with respect to the Assets; or (2) commit to or incur any single expenditure in excess of $10,000.00 (net to Trilogy’s interest) with respect to any part of the Assets.

Under no circumstances, except with the written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, shall Trilogy; (1) modify or terminate any Material Agreement, or waive or relinquish any right thereunder; (2) agree to any credit or prepayment arrangement that would reduce the share of Hydrocarbons deliverable with respect to the Assets following the Effective Date; (3) enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets; or (4) encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets or the sale of Hydrocarbons in the ordinary course of Trilogy’s business.  Furthermore, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Trilogy will not elect not to participate in any Compulsory Proposed Operation described on Schedule 8.1.B that is proposed by a third party with respect to any Asset if the operator of such Asset has elected to participate in such operation. Buyer authorizes Craig Rasmuson, Vice President of Operations, to give the consents described herein to Trilogy.  Said consents may be obtained in writing, by courier, or given by telecopy or facsimile transmission.  Contact information for Craig Rasmuson is:

c/o	Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651
Office: 970.737.1073
Mobile: 970.518.6205

C.
Notification of Claims. Trilogy shall promptly notify Buyer of any suit, action or other proceeding before any court, governmental agency or arbitrator, any claim or demand received from any person or entity, and any cause of action that relates to all or any portion of the Assets or that might result in impairment or loss of Trilogy’s title to any portion of the Assets or the value thereof, or that might hinder or impede the operation of the Assets arising or threatened prior to the Closing.

D.
Existing Relationships. Prior to the Closing, Trilogy shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

E.
Preservation of Assets. During the executory period of this Agreement, Trilogy shall not offer for sale or trade, or entertain offers for the sale or trade, to or from any third party, of any of the Lands, Leases, Wells or Equipment which are the subject of this Agreement (other than any Retained Assets).

F.
Buyer’s Access to Records and Property of MRPC. Trilogy acknowledges (i) its obligation, under this Agreement, to deliver to Buyer, at Closing, the Assets of MRPC; and (ii) that the representations and warranties made by Trilogy in this Agreement with respect to the Assets at Closing, applies equally to the Assets of MRPC.  Trilogy will use commercially reasonable efforts to ensure that Buyer shall have access to the Records of MRPC, as described in Article 3, and physical access to the Leases, Lands and Wells of MRPC, as described in Article 3, to the extent necessary for Buyer to confirm, in the process of its due diligence activities, that the Assets of MRPC comply with the representations and warranties that Trilogy will have made as of the Closing with regard to the Assets.

8.2.
Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its corporate status from the date hereof through the Final Settlement Date, and use all reasonable efforts to assure that as of the Final Settlement Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

8.3.	Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

A.
Confidentiality. All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with this Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (and indefinitely if Closing should not occur for any reason), except as required by law, including the laws, rules and/or regulations of the SEC or any applicable stock exchange, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish, by competent proof, was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed  independently by Buyer without the Information, provided that the person or persons developing the data shall not have had access to the Information.

B.
Return of Information. If the Closing does not occur and this Agreement is terminated, Buyer shall (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Article 8.3.A.; (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) destroy any and all notes, reports, studies or analyses based on or incorporating the Information. The terms of Articles 8.3.A., B. and C. shall survive termination of this Agreement.

C.
Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Articles 8.3.A. and/or B.  In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Articles 8.3.A. and/or B., or to obtain specific enforcement of such terms.

D.
Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party forty eight (48) hours to cure.  Notwithstanding the foregoing, this Subsection shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

E.
Notice of Breach.  If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.

F.
Suspense Accounts and Division of Interest. Seller will deliver to Buyer (a) all of Seller’s accounts holding moneys related to the Assets in suspense together with a written explanation of why such moneys are held in suspense and any other information in the possession or control of Seller that identifies the proper payees of such moneys or describes any attempts to date to identify the proper payees; and (b) Seller’s division of interest for the Wells, divisions of interest for Wells operated by third parties, and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller, or third parties acting on behalf of Seller, disburses proceeds of production, together with all accounts holding funds payable to such third parties. Buyer agrees to take and apply such moneys in a manner consistent with prudent oil and gas business practices and the information supplied by Seller at Closing, and to indemnify Seller against any claim arising from or relating to the failure of to pay such funds after the Closing (a “Suspense Claim”) in accordance with the instructions or information delivered to Buyer by Seller, except for claims against Seller based upon Seller’s intentional misconduct, gross negligence or fraud.  Notwithstanding anything in this Agreement to the contrary, the foregoing indemnification obligation shall not apply to, and Seller shall remain liable for, any amount of a Suspense Claim in excess of the amount of suspense funds transferred from Buyer to Seller with respect to the Suspense Claim but only to the extent such deficient amount relates to production prior to the Effective Date of this Agreement.

G.
Release and Merger of Farmout Rights. A portion of the Assets are subject to the Farmout.  Seller covenants and warrants that as of the Closing, Seller will have acquired all rights of Farmor and Farmee under the Farmout, and will have recorded in Weld County, Colorado, a Notice of Release, Termination and Extinguishment, in the form attached as Exhibit J, releasing, terminating and extinguishing all present and future rights of Farmor and Farmee under the Farmout. Furthermore, Buyer and Seller warrant and covenant that at Closing of this Agreement, any present and future rights under the Farmout, to the extent they may have survived, will be merged into the interest in the Lands, Leases and Wells to be acquired by Buyer under this Agreement, and thereby extinguished.

H.	Additional Covenants. The covenants of the Parties as described in Article 2.5 above are incorporated by reference herein.

ARTICLE 9
TAX MATTERS

9.1.
Apportionment of Tax Liability. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.  All Taxes based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred, and not to the period during which such Taxes are assessed. All Taxes shall be prorated between Buyer and Seller as of the Effective Date for all taxable periods that include the Effective Date.  The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Article 2.5 in the Preliminary Settlement Statement, using estimates of such Taxes if actual numbers are not available. Subject to the provisions of Article 14.3, Taxes are considered part of the Property Expenses.

9.2
Calculation of Tax Liability. Consistent with Article 9.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Article 2.3 and thereafter pursuant to the provision of Article 14.3.

9.3.
Tax Reports and Returns. Buyer will file all ad valorem tax returns from 2013 revenues and production and Seller shall pay and file all ad valorem taxes and tax returns related to 2012 revenue and production. Seller shall promptly pay Buyer for any ad valorem taxes withheld from post-Effective Date revenue. The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets. Notwithstanding the above, the rights to any amounts withheld from previous production proceeds for the purpose of paying then unpaid ad valorem taxes for 2012 production assessed in 2013 (due in 2014) or for 2013 production assessed in 2014 (due in 2015) will be assigned by Seller to Buyer at Closing. If any purchaser of production has not withheld any amounts from 2012 production proceeds for the purpose of paying ad valorem taxes assessed for 2013 (due in 2014), or for 2013 production assessed in 2014 (due in 2015) then (i) the actual amount necessary to pay the then unpaid ad valorem taxes assessed on 2012 production (due 2014) and (ii) the estimated amount that should have been withheld from 2013 production based upon pre-Effective Date production (at the rate indicated by Weld County) will be determined, and such amounts will be credited to Buyer at Closing. The assignment of, and credit for, these amounts shall serve as a final settlement for ad valorem taxes.

9.4.
Sales Taxes. Buyer and Seller will each be responsible for the share of any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement that they are legally obligated to pay.

ARTICLE 10A
CONDITIONS PRECEDENT TO CLOSING

10A.1.
Seller’s Conditions Precedent. The obligations of Seller to proceed with the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A.
All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole and provided, however that any such representation or warranty of Buyer contained in Article 7 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Article 10.1.A) at and as of the Closing as if such representations and warranties were remade at and as of the Closing;

B.
Trilogy (i) has acquired Defensible Title (subject in all respects to any Known Title Defects and Known Environmental Defects that have been addressed as provided herein) to all right, title and interest in the Assets that were previously owned by MRPC, including all present and future right, title and interest of MRPC under the terms of the Farmout, (ii) has terminated the Farmout, and (iii) is duly qualified to sell, assign and convey to Buyer all right, title and interest in the Assets that was formerly owned by MRPC.  Furthermore, the Assets that Trilogy has acquired from MRPC comply with the representations, warranties and covenants by Seller as set forth in this Agreement.

C.	Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

D.
No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

E.	Seller shall have obtained all Required Consents described in Exhibit D, and none of such Required Consents shall have been withdrawn.

10A.2.
Buyer’s Conditions Precedent. The obligations of Buyer to proceed with the Closing are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing (unless waived by Buyer) of the following conditions precedent:

A.
All representations and warranties of Seller contained in this Agreement are true in all material respects (considering this Transaction as a whole and provided, however, that any such representation or warranty of Seller contained in Article 6 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Article 10.2.A) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing;

B.
Trilogy (i) has acquired Defensible Title (subject in all respects to any Known Title Defects and Known Environmental Defects that have been addressed as provided herein) to all right, title and interest in the Assets that was previously owned by MRPC, including all present and future right, title and interest of MRPC under the terms of the Farmout, (ii) has terminated the Farmout, and (iii) is duly qualified to sell, assign and convey to Buyer all right, title and interest in the Assets that was formerly owned by MRPC.  Furthermore, the Assets that Trilogy has acquired from MRPC comply with the representations, warranties and covenants by Seller as set forth in this Agreement.

C.	Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

D.
No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

E.	Seller shall have obtained all Required Consents described in Exhibit D, and none of such Required Consents shall have been withdrawn.

ARTICLE 10B
BUYER’S CONDITION PRECEDENT TO
CLOSING BASED ON SELLER’S ACCOUNTING

10B.1.
Recital.  Under current SEC rules and regulations, Buyer is obligated, within seventy five (75) days of the Closing of this Agreement and Transaction, to file an audited financial statement with the SEC that pertains to the Assets. Failure to meet this deadline could result in Buyer incurring penalties and possible criminal or civil prosecution. Past experience of the Buyer has shown that in some instances, the accounts and/or accounting systems utilized by other sellers, although compliant with generally accepted accounting principles, may omit details, or organize data in such a way, that the accounting information the Buyer requires to prepare its audited financial statement in a timely fashion is not readily available.

10B.2.
Financial Information and Records of Seller. Prior to Closing, Seller shall either (i) provide Buyer with audited financial statements for each of the two years ended December 31, 2011 and December 31, 2012 (the “Audited Financial Statements”) and unaudited interim financial information for the six months ended June 30, 2013, and, if available prior to Closing, for the nine month period ended September 30, 2013, all of which shall be prepared in accordance with accounting principles generally accepted in the USA and in accordance with the requirements of the SEC and the PCAOB; or (ii) make available to Buyer all of the financial information and records pertaining to the Assets to the extent required by Buyer to prepare and audit financial statements with respect to the Assets, that comply with the reporting requirements of the SEC. Seller shall direct its accountants, advisors, and consultants to provide reasonable assistance in meeting Buyer’s financial reporting obligations. If Seller elects to provide the Audited Financial Statements pursuant to clause (i) above, Buyer shall reimburse Seller for the cost of preparing such financial statements in an amount not to exceed $15,000.

10B.3.
Special Condition to Closing. Within fourteen (14) days of the execution of this Agreement, Seller shall provide notice to Buyer stating whether Seller will be providing the Audited Financial Statements to Buyer prior to Closing (the “Financial Statement Notice”).  If Seller has elected not to provide the Audited Financial Statements, then if within thirty (30) days following Buyer’s receipt of the Financial Statement Notice, the Buyer, acting in good faith, has determined that Seller’s accounts, books, ledgers, balance sheets, income statements, other financial information and/or accounting methods make it impossible for the Buyer, to timely file, within seventy five (75) days after Closing, the audited financial statements that the SEC requires of the Buyer, Buyer shall have the option, exercisable in its sole discretion, to terminate this Agreement in accordance with Article 11.1.B below, unless the Parties mutually agree otherwise.

ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT

11.1.	Termination. This Agreement may be terminated as otherwise set forth herein and in accordance with the following provisions:

A.
by Seller if (i) Seller’s conditions set forth in Article 10A.1 are not satisfied through no fault of Seller as of the Closing Date, so long as Seller is not in material breach of this Agreement, or (ii) if the sum of all Title Defect Values and Environmental Defect Values asserted by Buyer exceed ten (10%) of the Purchase Price;

B.
by Buyer (i) if Buyer’s conditions set forth in Article 10A.2 or 10B.3 are not satisfied through no fault of Buyer as of the Closing Date, so long as Buyer is not in material breach of this Agreement, or (ii) if the sum of all Title Defect Values and Environmental Defect Values asserted by Buyer in good faith exceed ten (10%) of the Purchase Price;

C.	by mutual consent of the Parties at any time; or

D.
by either Party if through no fault of the terminating Party the Closing has failed to occur on or before the Outside Closing Date and the terminating Party is ready, willing and able to close and is not then in material breach of this Agreement.

11.2.	Liabilities Upon Termination.

A.
Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Seller is not in material breach of this Agreement and is ready and otherwise able to close, Seller’s sole and exclusive remedy shall be to terminate this Agreement pursuant to Article 11.1.D and to retain the Deposit as liquidated damages free of any claims of Buyer thereto.  In such event the Parties shall direct the Escrow Agent to deliver the Deposit and all interest accrued thereon to Seller.  Buyer’s failure to close shall not be considered wrongful if Buyer has terminated this Agreement pursuant to Article 11.1.B or 11.1.C. Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close.

B.
Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Buyer is ready and otherwise able to close, Seller shall return the Deposit to Buyer and Buyer’s sole and exclusive remedy against Seller shall be a suit for specific performance of this Agreement.  Seller’s failure to close shall not be considered wrongful if Seller has terminated this Agreement pursuant to Article 11.1.A or 11.1.C. Buyer expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Seller’s wrongful failure to close.

C.
Absence of Breach by Either Party. If Buyer or Seller terminates this Agreement pursuant to Article 11.1 in the absence of a breach by the other Party, or pursuant to Article 10.B.3, Seller shall return the Deposit to Buyer and neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement and neither Party shall have any further obligations or rights under this Agreement except with respect to Buyer’s obligations and Seller’s rights under Articles 3.3, 3.4 and 8.3.

11.3.
Option to Extend the Outside Closing Date.  Nothing herein shall prohibit the Parties from entering into a written agreement, containing any terms or conditions to which the Parties may mutually agree, to either (i) consummate the Closing in spite of the fact that a condition to Closing has not been satisfied, or (ii) to extend the Outside Closing Date and thereby postpone termination of this Agreement pursuant to Article 11.1.D.

ARTICLE 12
CLOSING

12.1.
Date of Closing. The purchase and sale of the Assets (the “Closing”) shall be held forty five (45) days after the date of execution of this Agreement, or at such other later date that is mutually agreeable to the parties, but in no event later than sixty (60) days after the execution of this Agreement (the “Outside Closing Date”). The date the Closing actually occurs is called the “Closing Date”.

12.2.
Place of Closing. The Closing shall be held at the office of Synergy Resources Corporation, 20203 Highway 60, Platteville, CO at 10 a.m., or at such other time and place as Buyer and Seller may agree in writing.

12.3.	Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A
Seller shall execute, acknowledge and deliver to Buyer (a) an Assignment, Bill of Sale, and Conveyance in the form attached as Exhibit E (the “Assignment”), conveying the Assets to Buyer as of the Effective Date, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory; and (b) such other assignments or transfers necessary to convey the Assets to Buyer, including without limitation, any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with governmental regulation;

B.	Seller and Buyer shall execute and deliver the Preliminary Settlement Statement that has been agreed upon by the Parties, or as otherwise provided in Article 2 above;

C.
Buyer shall deliver to Seller (i) the Cash Consideration, subject to the reductions or increases as provided for in this Agreement, less the MRPC Purchase Price (as defined below) (the “Closing Amount”) to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties, and (ii) a Synergy Common Stock “IOU” in the form found in Exhibit I, specifying the number of shares of Synergy common stock, calculated pursuant to Article 2.6.A, that will be delivered to Seller as promptly as possible after satisfaction of the New York Stock Exchange additional listing requirements;

D.
Buyer shall deliver to MRPC Four Million Dollars ($4,000,000.00) of the Cash Consideration (the “MRPC Purchase Price”) to the account at the bank designated by MRPC in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Buyer and MRPC;

E.	Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit F;

F.	Seller shall deliver to Buyer an Officer’s Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit G;

G.	Buyer shall deliver to Seller an Officer’s Certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit H;

H.	Seller shall deliver to Buyer the Records to the extent possible, but in any event, within five (5) business days after Closing;

I.	Seller shall deliver to Buyer all (a) Required Consents that have been obtained and (b) evidence of the release of all liens and encumbrances that have been released pursuant to Article 4.1.D.1;

J.
Seller will deliver to Buyer all suspense accounts held or maintained by Seller which contain income generated by the Assets either prior to or after the effective date of this Agreement that belong to third parties;

K.	Seller shall execute and deliver to Buyer such certifications and other documents as may be necessary to transfer operations of the Leases and Wells to Buyer;

L.
Seller shall execute and deliver to Buyer letters in lieu of transfer orders addressed to each production purchaser authorizing Buyer to receive the proceeds of oil and gas produced from the Wells from and after the Effective Date; and

M.	Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1.	Post-Closing Adjustments.

A.
Final Settlement Statement.  As soon as practicable after the expiration of the Cure Period, but in no event later than ten (10) days after the expiration of said period, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing Date and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before ten (10) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement within such ten (10) day period shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than ten (10) days after receipt by Seller of Buyer’s written report detailing its proposed changes to the proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) business days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

B.
Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price within ten (10) days after receipt by Seller of Buyer’s written report detailing its proposed changes to the proposed Final Settlement Statement, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Article 14.6.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS BY PARTIES; INDEMNIFICATION; DISPUTE RESOLUTION

14.1.
Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Article 14.3 and Article 14.4, Buyer shall assume and pay, perform, fulfill and discharge its proportionate share of, without recourse to Seller: (i) except to the extent otherwise contemplated by items (ii) and (iii) of this Article 14.1, all claims, costs, expenses, liabilities and obligations first accruing after the Effective Date (or, in the case of capital expenses that constitute Property Expenses, first accruing after the date of this Agreement, except for capital expenses related to the matters set forth on Schedule 8.1.B.), whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, or accrued or unaccrued, that relate, directly or indirectly to the owning, operating, using, developing, exploring or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including, without limitation, the Material Agreements; (ii) Buyer’s Environmental Liabilities; (iii) the Scheduled Imbalances; (iv) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, and (v) any and all Losses arising from or related to Buyer’s inspecting or observing the Assets, including claims for personal injuries to or death of, and damage to the property of, Buyer or any of its agents, contractors, employees or other person’s acting for, on behalf of, or at the direction of Buyer (collectively, the “Assumed Liabilities”).

14.2
Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Article 14.3 and Article 14.4, Seller retains, and agrees to pay, perform, fulfill and discharge, without recourse to Buyer: (i) all claims, costs, expenses, liabilities and obligations first accruing prior to the Effective Date or relating to the owning, operating, using, developing, exploring or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Date; (ii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Closing; (iii) employee-related claims of Seller; (iv) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; (v) the Property Expenses incurred or attributable to the period of time prior to the Effective Date (or, in the case of capital expenses that constitute Property Expenses, incurred or attributable to the period of time prior to the date of this Agreement, except for capital expenses related to the matters set forth on Schedule 8.1.B); (vi) the Retained Assets, (vii) the obligation to plug, abandon and reclaim Wells for which the requirement to plug, abandon and reclaim first arose prior to the Effective Date, including the share of costs to reclaim the well sites that are allocated to such Wells; and (viii) Seller’s Environmental Liabilities (collectively, the “Retained Liabilities”).

14.3.
Invoices for Property Expenses Received After the Settlement Date. Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Date (or, in the case of capital expenses that constitute Property Expenses, prior to the date of this Agreement, except for capital expenses related to the matters set forth on Schedule 8.1.B) shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller that relate to operations on the Assets after the Effective Date (or, in the case of capital expenses that constitute Property Expenses, after the date of this Agreement, except for capital expenses related to the matters set forth on Schedule 8.1.B) shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

14.4.
Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages or loss of profits incurred by a Party hereto. After the Closing, the Parties shall indemnify each other as follows:

A.
Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer and its affiliates and their respective members, officers, directors, employees and agents, from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of, or connected, directly or indirectly, with the Retained Liabilities; provided, however, (i) Seller shall have no obligation to indemnify and defend Buyer for any breach of a representation or warranty for which Buyer did not provide a Claim Notice within six (6) months following the Closing Date, or for any other Retained Liabilities for which Buyer did not provide a Claim Notice to Seller within three (3) years following the Closing Date, (ii) Seller’s aggregate liabilities and obligations under Article 14.4 shall not exceed ten percent (10%) of the Purchase Price (“Post-Closing Liability Cap”); and (iii) Seller shall have no liability or obligation for any Losses under this Article 14.4, unless the aggregate Losses for which Buyer is entitled to recover under this Article 14.4 exceeds three percent (3.0%) of the Purchase Price (the “Indemnification Deductible”) at which time the Buyer Group will be entitled to recover all such Losses in excess of the Indemnification Deductible up to the Post-Closing Liability Cap.

B.
Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller and its affiliates and their respective members, officers, directors, employees and agents, from and against any and all Losses and causes of action, liabilities and expenses relating to, or arising out of or connected, directly or indirectly, with the Assumed Liabilities.

C.
Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

D.
Sole and Exclusive Remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FROM AND AFTER CLOSING, SELLER’S AND BUYER’S SOLE AND EXCLUSIVE REMEDY AGAINST ONE ANOTHER OTHER WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS AGREEMENT, AND THE AFFIRMATIONS OF SUCH REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS CONTAINED IN THE CERTIFICATES DELIVERED BY EACH PARTY AT CLOSING, IS SET FORTH IN THIS ARTICLE 14.

14.5.	Procedure. The indemnifications contained in Article 14.4 shall be implemented as follows:

A.
Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (a “Claim Notice”) to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

B.
Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. Unless a Claim involves material equitable or other non-monetary relief or involves or is brought by a Governmental Entity, at the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of a Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may only be monetary in nature and shall not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its commercially reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6.
Dispute Resolution. The Parties agree to resolve all “Disputes” arising under this Agreement that relate to the following pursuant to the provisions of this Article: (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Value of Interest Addition, (iv) the adequacy of Seller’s Title Defect curative materials, (v) the existence and scope of an Environmental Defect, (vi) the Environmental Defect Value, (vii) the adequacy of Seller’s remediation of Environmental Defects, and (viii) disputes concerning the Final Purchase Price as contemplated by Article 13.1.B.  The Parties agree to attempt to initially resolve all disputes through good faith negotiations, in person, as a location mutually agreeable to the parties.  If the Parties cannot resolve a dispute through good-faith negotiations, the Parties agree to submit all Disputes to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by  Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), though it need not be administered by the AAA, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the Arbitrators. The arbitration shall be before a single arbitrator chosen by the mutual agreement of the Parties, or if no such agreement can be reached within 10 days, a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked or the single arbitrator referred to as the “Arbitrator”). The Arbitrator shall conduct a hearing no later than sixty (60) days after submission of the matter to arbitration, and the Arbitrator shall render a written decision within thirty (30) days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Arbitrator shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the decision by the Arbitrator. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator shall be borne fifty percent (50%) by Seller and fifty (50%) by Buyer.  Any assignment of a Disputed Asset from Seller to Buyer pursuant to a final order of the Arbitrator(s) shall be on the form similar to the assignment and bill of sale attached as Exhibit E.

14.7.
No Insurance; Waiver of Subrogation Rights. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.8.
Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15
MISCELLANEOUS

15.1
Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2.
Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:

If to Seller:

Trilogy Resources, LLC 1151 Eagle Drive #354 Loveland, CO 80537
Office:	(303) 543-5703
Mobile:	(720) 289-9879
E-Mail:	emccrady@sundanceenergy.net

With a copy to (which shall not constitute notice):

Berg Hill Greenleaf & Ruscitti LLP 1712 Pearl Street Boulder, CO 80302 Attention: Patrick K. Perrin, Esq.
Facsimile:	303-402-1601
E-Mail:	pkp@bhgrlaw.com

If to Buyer:

Mr. Ed Holloway 20203 Highway 60 Platteville, CO 80651
Office:	970.737.1073

With a copy to (which shall not constitute notice):

Mr. Ron Morgenstern 20203 Highway 60 Platteville, CO 80651
Platteville Office:	970.737.1073
Denver Office:	720.488.4736
Mobile:	303-915-3736
Email:	rmorgenstern@syrginfor.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3.
Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4.
Assignment. This Agreement may not be assigned by either Party without prior written consent of the other Party, which consent shall not be unreasonably withheld. No assignment of any rights hereunder by either Party shall relieve such Party of any obligations and responsibilities hereunder.

15.5.
Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6.
Counterparts/Fax or pdf Signatures. Buyer and Seller may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The Parties agree that facsimile or pdf signatures are binding.

15.7.	Governing Law: Jurisdiction.

A.
THIS AGREEMENT AND THIS TRANSACTION AND ANY ARBITRATION OR DISPUTE RESOLUTION CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF COLORADO WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

B.
The Parties agree that an appropriate, non-exclusive and convenient forum, among other forums, for any disputes between the Parties arising out of this Agreement or the Transaction (other than the disputes to be resolved pursuant to Article 14.6) shall be in any state or federal court in Denver County, Colorado having subject matter jurisdiction, and with respect to any such dispute, each Party irrevocably waives, to the fullest extent permitted by law, any claim, or any objection that such Party may now or hereafter have, that venue or jurisdiction is not proper with respect to any such dispute brought in such court in Denver County, Colorado, including any claim that such dispute brought in such court has been brought in an inconvenient forum and any claim that such Party is not subject to personal jurisdiction or service of process in such Colorado forum. The Parties agree, to the extent permitted by applicable law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

C.	EACH PARTY AGREES THAT IT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE TRANSACTION.

15.8.
Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9.
Knowledge. The term “Knowledge of Seller” or any similar term shall mean the actual knowledge of the members, partners, employees, managers, supervisors, officers, and directors of Trilogy. The term “Knowledge of Buyer” or any similar term shall mean the actual knowledge of the members, partners, employees, managers, supervisors, officers, and directors of Buyer and its affiliates.

15.10.	Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

15.11.
Limitation on Damages. The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement, except to the extent that such damages are payable by a Party to an unaffiliated third party for which the other Party has agreed to indemnify such Party under the terms of this Agreement.  In no event shall the Seller have any liability to Buyer with respect to a breach of any representation, warranty or covenant under this Agreement to the extent that Buyer knew of such breach as of the Closing Date.

15.12.
No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

15.13.
Condition Precedent. A condition precedent to the effectiveness of this Agreement is signature by both Buyer and Seller. Unless and until both Buyer and Seller have executed this Agreement, the Agreement will not be legally binding.

15.14.	Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

15.15.	References, Titles and Construction.

A.
All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

B.
Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

C.
The words “this Agreement”, “this instrument”, “herein”, “hereof, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

D.
Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender,

E.	Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

F.	The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

G.	On questions of interpretation of this Agreement, no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting the Agreement.

H.	All references herein to “$” or “dollars” shall refer to U.S. Dollars.

L
If any time period provided for in this Agreement, other than a time period described in terms of “business days”, ends on a Saturday, Sunday or legal holiday, the time period shall be deemed to end on the first business day following that Saturday, Sunday or legal holiday.

15.16.
Further Assurances. Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

[Signature Page Follows]

The Parties have executed this Agreement on the date first written above.

SELLER:

Trilogy Resources, LLC

By:	/s/ Eric McCrady
Name:	Eric McCrady
Title:	Manager

BUYER:

Synergy Resources Corporation

By:	/s/ William E. Schaff Jr.
Name:	William E. Schaff Jr.
Title:	Vice President